UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 SALIVA DIAGNOSTIC SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3841	91-1549305
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1 Clarks Hill Rd. Framingham, MA 01702 (508) 872-2625
(Address and telephone number of registrant's principal executive offices)

Steven Peltzman, Chairman of the Board of Directors & Chief Executive Officer 1 Clarks Hill Rd. Framingham, MA 01702 (508) 872-2625
(Name, address and telephone number of agent for service) Copy of communications to: Samuel M. Krieger, Esq. Krieger & Prager, LLP 39 Broadway New York, New York 10006 Telephone: (212) 363-2900

Approximate date of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price (US$)(1)	Amount of registration fee
Common Stock, $0.001 par value	39,176,896	$2.00	78,353,792	$9,222

(1)
Estimated pursuant to Rule 457(c) under the Securities Act solely for purposes of calculating the Registration Fee. The fee is based upon the average of the high and low prices for a share of common stock of the registrant, as quoted through the over-the-counter bulletin board on July 22, 2005.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT  SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY  STATES THAT THIS REGISTRATION  STATEMENT SHALL  THEREAFTER  BECOME  EFFECTIVE  IN  ACCORDANCE  WITH  SECTION  8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED,  OR UNTIL THIS REGISTRATION  STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE.  THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES AND THE SELLING SHAREHOLDER IS NOT SOLICITING AN OFFER TO BUY THESE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS

 SUBJECT TO COMPLETION DATED, ________________

SALIVA DIAGNOSTIC SYSTEMS, INC.

39,176,896 SHARES OF COMMON STOCK
_________________________________

The prospectus relates to the resale by certain selling stockholders of Saliva Diagnostic Systems, Inc. of up to shares of our common stock, consisting of:

•	up to 31,166,890 shares held by selling stockholders;

•	up to 4,500,000 shares issuable upon conversion of convertible debentures;

•	Up to 3,510,000 shares issuable upon exercise of warrants.

For a description of the plan of distribution of the shares, please see page ___ of this prospectus.

Our common stock is traded on the National Association of Securities Dealers OTC Bulletin Board under the symbol "SVAD".  On June 30, 2005, the closing bid price of our common stock was $2.20.

OUR BUSINESS IS SUBJECT TO MANY RISKS AND AN INVESTMENT IN OUR COMMON STOCK WILL ALSO INVOLVE A HIGH DEGREE OF RISK.  YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT.  YOU SHOULD CAREFULLY CONSIDER THE VARIOUS RISK FACTORS DESCRIBED BEGINNING ON PAGE ____ BEFORE INVESTING IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _____________, 2005.

You should rely only on the information contained in this prospectus.  We have not, and the selling security holders have not, authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it. We are not, and the selling security holders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information contained in this prospectus  is  accurate  only  as of  the  date  on the front  cover  of  this prospectus.  Our  business,  financial  condition,  results  of  operations  and prospects  may have  changed  since that  date. As used in this prospectus, the terms "we", "us", "our", and “the Company" mean Saliva Diagnostic Systems, Inc. and its subsidiary unless otherwise indicated.

All dollar amounts refer to US dollars unless otherwise indicated.

PROSPECTUS SUMMARY

The  following  summary  is  qualified  in its  entirety  by the  more  detailed information  and financial  statements  including the notes  thereto,  appearing elsewhere in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.

Our Business

Saliva Diagnostic Systems, Inc., a Delaware corporation (the “Company”), is primarily engaged in the development, and marketing of oral fluid collection devices for the drugs of abuse market and rapid immunoassays for use in the detection of infectious diseases. The Company believes that its patented proprietary platform for rapid testing for infectious diseases offers significant advantages over the existing products, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company’s platform has a patented internal quality control that indicates sufficient volume of the oral fluid.

The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993.

The Company’s principal executive offices are located at 1 Clarks Hill Rd., Framingham, MA 01702

Number of Shares Outstanding

There were 31,709,491 shares of our common stock issued and outstanding as at May 1, 2005.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2004 and the unaudited consolidated financial statements for the quarter ended March 31, 2005, including the notes to those financial statements which are included elsewhere in this prospectus, along with the section entitled "MANAGEMENT’S DISCUSSION AND ANALYISIS”, beginning on page ___.

	For the three-months ended March 31, 2005 (unaudited)	For the twelve-months ended December 31, 2004
Revenue	265,019	1,398,650
Net Loss for the Period	(652,284)	(280,482)
Loss Per Share - basic and diluted	(0.02)	(0.01)

	As at March 31, 2005 (unaudited)	As at December 31, 2004
Working Capital (Deficiency)	(128,453)	(506,511)
Total Assets	1,534,296	1,408,562
Total Number of Issued Common Stock	31,709,491	30,509,491
Deficit	(44,422,573)	(43,770,289)
Total Stockholders' Deficit	(2,018,098)	(1,666,724)

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This  Form SB-2  contains  forward-looking  statements.  For this  purpose,  any statements  contained in this Form SB-2 that are not  statements  of  historical fact  may  be  deemed  to  be  forward-looking   statements.  You  can  identify forward-looking   statements  by  those  that  are  not  historical  in  nature, particularly  those  that  use  terminology  such as  "may,"  "will,"  "should," "expects,"  "anticipates,"  "contemplates,"  "estimates,"  "believes,"  "plans," "projected,"  "predicts,"  "potential,"  or  "continue" or the negative of these similar  terms.  In  evaluating  these  forward-looking  statements,  you should consider various  factors,  including those listed below under the heading "Risk Factors". The Company's actual results may differ significantly from the results projected in the forward-looking  statements.  The Company assumes no obligation to update forward-looking statements.

RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below are not the only ones facing our company.  Additional risks not presently known to us may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

The following is a discussion of certain significant risk factors that could potentially affect the Company’s financial condition, performance and prospects.

REGULATORY RISKS

ABILITY TO OBTAIN AND TIMING OF REGULATORY APPROVALS

Our proposed and existing products are subject to regulation by the FDA and other governmental or public health agencies. In particular, we are subject to strict governmental controls on the development, manufacture, labeling, distribution and marketing of our products. In addition, we are often required to obtain approval or registration with foreign governments or regulatory bodies before we can import and sell our products in foreign countries.

The process of obtaining required approvals or clearances from governmental or public health agencies can involve lengthy and detailed laboratory testing, human clinical trials, sampling activities and other costly, time-consuming procedures. For example, we are seeking FDA approval for the use of the Hema-Strip™ test for detecting antibodies to HIV-1 in whole blood, serum, and plasma samples. Approval of these claims requires the submission of clinical data and could require significant time to obtain. The submission of an application to the FDA or other regulatory authority for these or other claims does not guarantee that an approval or clearance to market the product will be received. Each authority may impose its own requirements and delay or refuse to grant approval or clearance, even though a product has been approved in another country or by another agency.

Moreover, the approval or clearance process for a new product can be complex and lengthy. This time span increases our costs to develop new products as well as the risk that we will not succeed in introducing or selling them in the United States or other countries.

Newly promulgated or changed regulations could also impact our sales. Our exclusive distributor of the Saliva Sampler™ oral fluid collection device for the substance abuse market is presently seeking FDA approval for an oral fluid drug test using the Company’s collection device. The product may be required to undergo additional trials or procedures which may make it impractical or impossible to market our products for certain uses, in certain markets, or at all. For example, the Substance Abuse and Mental Health Services Administration (“SAMHSA”), which is part of the U.S. Department of Health and Human Services, is expected to issue regulations for the use of oral fluid drug testing for federal workers. Although we believe the SAMHSA regulations, when issued in final form, will permit us to market and sell our collector as part of an oral fluid drug test for use with federal workers, there is no guarantee that those regulations will do so, and our ability to sell those products in that market could be limited. In addition, the extent to which the final SAMHSA regulations permit the sale of oral fluid drug tests for use with federal workers may influence whether customers in the workplace, criminal justice or other unregulated markets use our products.

In addition, all in vitro diagnostic products that are to be sold in the European Union (“EU”) must bear the CE mark indicating conformance with the essential requirements of the In Vitro Diagnostic Directive (“IVDD”). We are not permitted to sell our products in the EU without a CE mark, which could lead to the termination of strategic alliances and agreements for sales of those products in the EU. Our distributor has obtained a CE mark incorporating our Omni Sal® product as part of its kit.

REGULATORY COMPLIANCE

We can manufacture and sell many of our products, both in the United States and in some cases abroad, only if we comply with regulations of government agencies such as the FDA. We have implemented quality assurance and other systems that are intended to comply with applicable regulations.

Although we believe that we have adequate processes in place to ensure compliance with these requirements, we could be forced by the FDA to stop manufacturing our products if it concludes that we are out of compliance with applicable regulations. The FDA could also require us to recall products if we fail to comply with applicable regulations.

See the Section entitled “DESCRIPTION OF BUSINESS - REGULATION” for a further discussion of applicable regulatory requirements.

RISKS RELATING TO OUR FINANCIAL RESULTS, STRUCTURE AND NEED FOR FINANCING

LOSS OR IMPAIRMENT OF SOURCES OF CAPITAL

Although the Company has made significant progress toward controlling expenses, the Company has historically depended on capital raised through private funding and the sale of equity to fund its operations. The Company’s future liquidity and capital requirements will depend on numerous factors, including tooling costs, the success of product development efforts, the costs and timing of expansion of sales and marketing activities, the extent to which existing and new products gain market acceptance, and competing technological and market developments. In addition, the Company may seek to acquire licenses for new technology or products to augment its product line; such licenses can require an investment of millions of dollars. If additional financing is needed, the Company may seek to raise funds through the sale of its equity.

We have not achieved full-year profitability. We incurred net losses of approximately $280,000 and $3.7 million in 2004 and 2003, respectively. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $43,770,289 at December 31, 2004. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels and concomitant margins sufficient to support its operations.

In order to achieve sustainable profitability, our revenues will have to continue to grow at a significant rate. Our ability to achieve revenue growth, and profitability, is dependent upon a number of factors including, without limitation, the following:

•	Our distributors’ success in creating market acceptance for and selling increasing volumes of the Saliva Sampler™ collection device.

•	Receiving FDA approval for the marketing of the Hema-Strip™ HIV test.

•
Building a strong domestic sales-basedbusiness in the national, state and local public health laboratories, and complementing this business with a strategic partnership with a distribution organization to penetrate other professional and consumer vertical markets.

•
Building a global distribution network capable of obtaining local regulatory approvals for our products and having sufficient reach and competency to penetrate the public health, hospital, and consumer markets for our products and generate rapid sales growth.

•
Establishing a New Product Process that efficiently develops, tests, and obtains appropriate regulatory approval in a predictable manner consistent with the Company’s growth objectives and necessary to maintain and motivate a world class network of independent distributors.

•	Building and maintaining a quality control system that meets or exceeds the requirements of the various regulatory agencies around the globe.

•	Management of our contract manufacturing relationships to ensure the quality, timeliness and costs of each of our product lines.

 We have not yet fully achieved our financial and business objectives and there can be no assurance that we will be able to do so. Moreover, even if we achieve our objectives and become profitable, there can be no assurance that we will be able to sustain such profitability in the future.

 WE MAY REQUIRE FUTURE ADDITIONAL CAPITAL TO FUND OUR OPERATIONS

 The Company believes that its current cash position will not be sufficient to fund the Company’s operations through 2005. The Company will need to raise additional capital to fund its aggressive growth and marketing efforts and to capitalize on its IP portfolio to design and develop new products. Development, marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources which may be available to the Company.

The Company’s independent registered public accounting firm has included an explanatory paragraph in its reports stating that the Company’s significant operating losses and significant capital requirements raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to continue its business, or that such financing will be available on commercially reasonable terms, or at all.

Although we have made significant progress in the past toward controlling expenses and increasing product revenue, we have historically depended, to a substantial degree, on capital raised through the sale of equity and borrowings to fund our operations.

Our future liquidity and capital requirements will depend on numerous factors, including, but not limited to, the following:

•	The cost of production equipment used to manufacture our products;

•	The success of our research and product development efforts;

•	The scope and results of clinical testing;

•	The magnitude of capital expenditures;

•	Changes in existing and potential relationships with business partners;

•	The time and cost of obtaining regulatory approvals;

•	The costs involved in obtaining and enforcing patents, proprietary rights and necessary licenses;

•	The costs and timing of expansion of sales and marketing activities;

•	The timing of the commercial launch of new products;

•	The extent to which existing and new products gain market acceptance;

•	Competing technological and market developments; and

•	The scope and timing of strategic acquisitions.

ECONOMIC DOWNTURN; TERRORIST ATTACKS

Changes in economic conditions could adversely affect our business. For example, in a difficult economic environment, customers may be unwilling or unable to invest in new diagnostic products, may elect to reduce the amount of their purchases or may perform less drug testing because of declining employment levels or the issuance of fewer life insurance policies. A weakening business climate could also cause longer sales cycles and slower growth, and could expose us to increased business or credit risk in dealing with customers adversely affected by economic conditions.

Terrorist attacks and subsequent governmental responses to these attacks could cause further economic instability or lead to further acts of terrorism in the United States and elsewhere. These actions could adversely affect economic conditions outside the United States and reduce demand for our products internationally. Terrorist attacks could also cause regulatory agencies, such as the FDA or agencies that perform similar functions outside the United States, to focus their resources on vaccines or other products intended to address the threat of biological or chemical warfare. This diversion of resources could delay our ability to obtain regulatory approvals required to manufacture, market or sell our products in the United States and other countries.

STOCK PRICE VOLATILITY

Our stock price may be volatile in the future, and could experience substantial declines. The following factors, among others, could have a significant impact on the market for our common stock:

•	Future announcements concerning us;

•	Future announcements concerning our competitors or industry;

•	Governmental regulation;

•	Clinical results with respect to our products in development or those of our competitors;

•	Developments in patent or other proprietary rights;

•	Litigation or public concern as to the safety of products that we or others have developed;

•	The relatively low trading volume for our common stock;

•	Period to period fluctuations in our operating results;

•	Changes in estimates of our performance by securities analysts;

•	General market and economic conditions; and

•	Terrorist attacks, civil unrest and war.

OUR REPORTED FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED BY CHANGES IN ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES

We prepare our financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to creation or interpretation by the Financial Accounting Standards Board (“FASB”), the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.

OUR PLANNED REGISTRATION OF A SIGNIFICANT AMOUNT OF OUR OUTSTANDING RESTRICTED STOCK MAY HAVE A NEGATIVE EFFECT ON THE TRADING PRICE OF OUR STOCK

At June 30, 2005, investors in our common stock hold approximately 32 million shares of restricted stock, or 98% out of the outstanding common stock. Of this amount, approximately 17 million shares are held beneficially by one shareholder. These shares would be freely tradable upon the effectiveness of this registration statement. If investors holding a significant number of freely tradable shares decided to sell them in a short period of time following the effectiveness of the registration statement, such sales could contribute to significant downward pressure on the trading price of our stock.

RISKS RELATING TO OUR INDUSTRY, BUSINESS AND STRATEGY

COMPETING PRODUCTS

The diagnostic industry is focused on the testing of biological specimens in a laboratory or at the point-of-care and is highly competitive and rapidly changing. The Company's principal competitors have considerably greater financial, technical, and marketing resources. As new products enter the market, the Company's products may become obsolete or a competitor's products may be more effective or more effectively marketed than the Company’s. We also face competition from products which may be sold at a lower price. If the Company fails to maintain and enhance its competitive position, its customers may decide to use products developed by competitors, which could result in a loss of revenues.

Governments in developing nations are key potential customers for our HIV rapid tests. Access to, and success in penetrating these high volume markets can be difficult, expensive and politically volatile and, as such, we are dependent upon our distribution networks to accomplish this effort in a commercially acceptable manner. Our competition has greater resources, more experience and expertise in these markets.

In addition, the development and commercialization of products outside of the diagnostics industry could adversely affect sales of our product. For example, the development of a safe and effective vaccine to HIV or treatments for other diseases or conditions that our products are designed to detect, could reduce, or eventually eliminate, the demand for our HIV or other diagnostic products and thereby result in a loss of revenues

ABILITY TO DEVELOP NEW PRODUCTS

In order to remain competitive, we must regularly commit substantial resources to research and development and the commercialization of new products. At times, the ability to commercialize an important product will require a license and the cost of obtaining such a license can range from a few thousand dollars to millions of dollars. We are currently in negotiations to obtain patent license rights that would enable us to develop and sell a test for detecting antibodies of an infectious disease using the Hema-Strip™ platform.

Even after obtaining a license there can be no assurance that the Company will be able to obtain the necessary regulatory approvals to commercialize the product which can result in the complete loss of any licensing payments made.

The research and development process generally takes a significant amount of time from inception to commercial product launch. This process is conducted in various stages. During each stage there is a substantial risk that we will not achieve our goals on a timely basis, or at all, and we may have to abandon a product or project in which we have invested substantial amounts of time and money.

During 2004 and 2003, we incurred $459,258 and $800,928, respectively, in research and development expenses. We expect to continue to incur significant costs from our research and development activities.

Successful products require significant development and investment, including testing, to demonstrate their cost-effectiveness or other benefits prior to commercialization. In addition, regulatory approval must be obtained before most products may be sold. Additional development efforts on these products will be required before any regulatory authority will review them. Regulatory authorities may not approve these products for commercial sale. In addition, even if a product is developed and all applicable regulatory approvals are obtained, there may be little or no market for the product. Accordingly, if we fail to develop commercially successful products, or if competitors develop more effective products or a greater number of successful new products, customers may decide to use products developed by our competitors. This would result in a loss of revenues and adversely affect our results of operations, cash flows and business.

CHANGES IN FEDERAL OR STATE LAW OR REGULATION

As described more fully above under Government Regulation, many of the Company’s proposed and existing products are subject to regulation by the FDA and other governmental agencies. The process of obtaining required approvals from these agencies varies according to the nature of and uses for the product and can involve lengthy and detailed laboratory and clinical testing, sampling activities, and other costly and time-consuming procedures. Changes in government regulations could require the Company to undergo additional trials or procedures, or could make it impractical or impossible for the Company to market its products for certain uses, in certain markets, or at all. Other changes in government regulations, such as the adoption of the FDA’s Quality System Regulation, may not affect the Company’s products directly but may nonetheless adversely affect the Company’s financial condition and results of operations by requiring that the Company incur the expense of changing or implementing new manufacturing and control procedures.

THE LOSS OF EXECUTIVE OFFICERS, KEY CONSULTANTS, OR THE TECHNICAL STAFF OF OUR CONTRACT MANUFACTURERS

We rely extensively on consultants and the technical staff of our contract manufacturers for regulatory compliance, product manufacturing, and product performance. Our success will also depend to a large extent upon the contributions of our executive officers. It is possible that we or our contract manufacturers will not be able to retain qualified employees or consultants in the future due to the intense competition for qualified personnel among medical products businesses.

If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will adversely affect our ability to effectively sell equity or manufacture, sell and market our products, to meet the demands of our strategic partners in a timely fashion, or to support internal research and development programs.

PRODUCT LIABILITY EXPOSURE

The Company may be held liable if any of its products, or any product which is made with the use or incorporation of any of the technologies belonging to the Company, causes injury of any type or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. Although the Company has no product liability insurance, the Company’s contract manufacturer has product liability insurance and we are named as a loss beneficiary This insurance may not fully cover potential liabilities. If the Company is sued for any injury caused by its products, its liability could exceed its total assets. However the bulk of the revenues from our saliva collection products is from sales to manufacturers who use our product as a component of their tests; furthermore, they substantially alter the product by opening it up and adding their own buffer to it before sealing, repackaging, re-labeling and incorporating into their product kits.

FUTURE ACQUISITIONS OR INVESTMENTS COULD DISRUPT OUR ONGOING BUSINESS, DISTRACT OUR MANAGEMENT, INCREASE OUR EXPENSES AND ADVERSELY AFFECT OUR BUSINESS

We may consider strategic acquisitions or investments as a way to expand our business in the future. These activities, and their impact on our business, are subject to the following risk factors:

•	Suitable acquisitions or investments may not be found or consummated on terms that are satisfactory to us;

•	We may be unable to successfully integrate an acquired company’s personnel, assets, management systems and technology into our business;

•	Acquisitions may require substantial expense and management time and could disrupt our business;

•	An acquisition and subsequent integration activities may require greater capital resources than originally anticipated at the time of acquisition;

•
An acquisition may result in the incurrence of unexpected expenses, the dilution of our earnings or our existing stockholders’ percentage ownership, or potential losses from undiscovered liabilities not covered by an indemnification from the seller(s) of the acquired business;

•	An acquisition may result in the loss of existing key personnel or customers or the loss of the acquired company’s key personnel or customers;

•	The benefits to be derived from an acquisition could be affected by other factors, such as regulatory developments, general economic conditions and increased competition; and

•	An acquisition of a foreign business may involve additional risks, including not being able to successfully assimilate differences in foreign business practices or overcome language barriers.

The occurrence of one or more of the above or other factors may prevent us from achieving all or a significant part of the benefits expected from an acquisition or investment. This may adversely affect our financial condition, results of operations and ability to grow our business.

ABILITY OF THE COMPANY TO DEVELOP PRODUCT DISTRIBUTION CHANNELS

The Company’s sales depend to a substantial degree on its ability to develop product distribution channels and on the marketing abilities of these distribution companies. The Company will be seeking a marketing partner for U.S. distribution of its Hema-Strip™ HIV test, should the test be granted FDA approval.

Although we will try to maintain and expand our business with our distributors and require that they fulfill their contractual obligations, there can be no assurance that such companies will continue to purchase or distribute our products, maintain historic order volumes or otherwise meet their purchase or other obligations, or that new distribution channels will be available on satisfactory terms.

THE USE OF SINGLE SOURCES FOR MANUFACTURE OF OUR PRODUCTS COULD ADVERSELY AFFECT OUR BUSINESS

We currently use single source vendors as suppliers and manufacturers of our products. We have not created any redundant supply or manufacturing capability. For example, all of the HIV antigen and nitrocellulose required to make our Hema-Strip™ rapid HIV antibody test is purchased from sole source suppliers. All our HIV products are contract manufactured by a single manufacturer. If these suppliers or contract manufacturers are unable or unwilling to supply the required components, we would need to find another source and perform additional development work which would impact and delay the process of obtaining FDA approval we are presently seeking from the FDA. Completing that development and obtaining such FDA approval could require significant time to complete and may not occur at all. These events could either disrupt or completely impair our ability to manufacture and sell certain of our products. Either event would have a material adverse effect on our results of operations, cash flows and business.

 WE ARE DEPENDENT UPON STRATEGIC PARTNERS TO ASSIST IN DEVELOPING AND COMMERCIALIZING SOME OF OUR DIAGNOSTIC PRODUCTS

As previously stated, the Company has a dependency upon its strategic partners and other providers of “outsourced” activities. For example, the Company has entered into a distribution arrangement with Immunalysis, Inc. whereby Immunalysis has been granted exclusive rights to the Saliva Sampler™ for sale in the U.S. and Canada solely for the substance abuse market. Immunalysis has applied for FDA marketing approval of its assay kit for oral fluids, which incorporates our Saliva Sampler™. The submission of an application to the FDA or other regulatory authority for these or other claims does not guarantee that an approval or clearance to market the product will be received. (See “GOVERNMENT REGULATIONS”.)

While we expect that our current and future partners, licensees and others have and will have an economic motivation to succeed in performing their contractual responsibilities, there is no assurance that they will do so or that the amount and timing of resources to be devoted to these activities will not be controlled by others. Consequently, there can be no assurance that any revenues or profits will be derived from such arrangements.

RISKS RELATING TO INTELLECTUAL PROPERTY

RELIANCE ON PATENTS AND OTHER PROPRIETARY RIGHTS

The diagnostics industry places considerable importance on obtaining patent, trademark, and trade secret protection, as well as other intellectual property rights for new technologies, products and processes. The Company’s success depends, in part, on its ability to develop and maintain a strong intellectual property portfolio for products and technologies both in the United States and in other countries. Litigation or other legal proceedings may be necessary to defend against claims of infringement or to enforce intellectual property rights, and could result in substantial costs and diversion of resources.

As appropriate, the Company intends to file patent applications and obtain patent protection for its proprietary technology. These patent applications and patents will cover, as appropriate, compositions of matter for the Company’s products, methods of making those products, methods of using those products, and apparatus relating to the use or manufacture of those products. However, there is no assurance that such patent protection will be secured, and there is no assurance that third parties will not allege infringement of their patent rights by the Company. The Company will also rely on trade secrets, know-how and continuing technological advancements to protect its proprietary technology. The Company has entered, and will continue to enter, into confidentiality agreements with its employees, consultants, advisors and collaborators. However, these parties may not honor these agreements and the Company may not be able to successfully protect its rights to unpatented trade secrets and know-how. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company’s trade secrets and know-how.

To facilitate development and commercialization of a proprietary technology base, the Company may need to obtain licenses to patents or other proprietary rights from other parties. If the Company is unable to obtain these types of licenses, the Company’s product development and commercialization efforts may be delayed.

The Company may collaborate with universities and governmental research organizations, which, as a result, may acquire part of the rights to any inventions or technical information derived from collaboration with them.

The Company may incur substantial costs in asserting or protecting its intellectual property rights, or in defending suits against it related to intellectual property rights. Disputes regarding intellectual property rights could substantially delay product development or commercialization activities. Disputes regarding intellectual property rights might include state or federal court litigation as well as patent interference, patent reexamination, patent reissue, or trademark opposition proceedings in the United States Patent and Trademark Office. Opposition or revocation proceedings could be instituted in a foreign patent office. An adverse decision in any proceeding regarding intellectual property rights could result in the loss of the Company’s rights to a patent, an invention or trademark.

PATENT ISSUES AFFECTING HEMA-STRIP™ HIV

There are factors that will affect the specific countries in which the Company will be able to sell its Hema-Strip™ HIV Rapid Test and therefore the overall sales potential of the test. One factor is whether the company can arrange a sublicense or distribution agreement related to patents for detection of the HIV-2 virus. HIV-2 is a type of the HIV virus estimated to represent less than 2% of known HIV cases worldwide. Nevertheless, HIV-2 is considered to be an important component in the testing regimen for HIV in many markets. HIV-2 patents are in force in most of the countries of North America and Western Europe, as well as in Japan, Korea, South Africa and Australia. Access to a license for one or more HIV-2 patents may be necessary to sell HIV-2 tests in countries where such patents are in force, or to manufacture in countries where such patents are in force and then sell into non-patent markets. Since HIV-2 patents are in force in the United States, the Company may be restricted from manufacturing its Hema-Strip™ HIV Rapid Test in the United States and selling into other countries, even if there were no HIV-2 patents in those other countries.

The importance of HIV-2 differs by country, and can be affected by both regulatory requirements and by competitive pressures. In most countries, any product used to screen the blood supply will require the ability to detect HIV-2, although the Hema-Strip™ HIV Rapid Test has not been intended for that market purpose. In other markets, including the United States, a test that can detect only the more prevalent HIV-1 type is generally considered sufficient, except in testing related to blood supply. Because the competitive situation in each country will be affected by the availability of other testing products as well as the country’s regulatory environment, the Company may be at a competitive disadvantage in some markets without an HIV-2 product even if HIV-2 detection is not required by regulations.

Another factor that may affect our overall sales potential in the specific countries in which we intend to sell our rapid tests concerns whether we can arrange sublicenses or distribution agreements related to any patents which claim lateral flow assay methods and devices covering the rapid antibody tests or their use. Our rapid test are lateral flow assay devices that tests for specific antibodies or other substances. The term “lateral flow” generally refers to a test strip through which a sample flows and which provides a test result on a portion of the strip downstream from where the sample is applied. There are numerous patents in the United States and other countries which claim lateral flow assay methods and devices. Some of these patents may broadly cover the technology used in our rapid tests and are in force in the United States and other countries. Although we have reviewed these patents with counsel, and have been advised that we are not infringing on any of these lateral flow patents in the United States, we may not be able to make or sell the rapid tests in the countries where these patents are in force.

RISKS RELATING TO PRODUCT MARKETING AND SALES

ABILITY TO MARKET NEW PRODUCTS

The Company’s future success will depend partly on the market acceptance, and the timing of such acceptance, of its product line and other new products or technologies that may be developed or acquired and introduced in the future. To achieve market acceptance, the Company must make substantial marketing efforts and spend significant funds to inform potential customers and the public of the perceived benefits of these products. The Company currently has limited evidence on which to evaluate the market reaction to products that may be developed, and there can be no assurance that any products will meet with market acceptance and fill the market need that is perceived to exist.

IF ACCEPTANCE AND ADOPTION OF OUR RAPID TESTING AT THE POINT OF CARE DOES NOT CONTINUE, OUR FUTURE RESULTS MAY SUFFER

The primary method of HIV testing in the United States and in certain other countries is through the application of a laboratory-based test. The specimen sample is often collected at a clinical site and forwarded to a laboratory for analysis. The results are then forwarded to the clinician. Although we believe rapid testing at the point of care or use location is a preferable method for screening, there can be no assurance that the market will migrate toward the acceptance and use of rapid tests to replace any laboratory-based tests.

OUR INCREASING INTERNATIONAL PRESENCE MAY BE AFFECTED BY REGULATORY, CULTURAL OR OTHER RESTRAINTS

A number of factors can slow or prevent international sales, or substantially increase the cost of international sales, including those set forth below:

•	Regulatory requirements (including compliance with applicable customs regulations) may slow, limit, or prevent the offering of products in foreign countries;

•	The unavailability of licenses to certain patents in force in a foreign country which cover our products may restrict our ability to sell into that country;

•	Our ability to obtain the CE mark on our products in a timely manner may preclude or delay our ability to sell products to the European Union;

•	Cultural and political differences may make it difficult to effectively market, sell and gain acceptance of products in foreign countries;

•	Inexperience in international markets may slow or limit our ability to sell products in foreign countries;

•
Exchange rates, currency fluctuations, tariffs and other barriers, extended payment terms and dependence on and difficulties in managing international distributors or representatives may affect our revenues even when product sales occur;

•	The creditworthiness of foreign entities may be less certain and foreign accounts receivable collection may be more difficult;

•	Economic conditions, the absence of available funding sources, terrorism, civil unrest and war may slow or limit our ability to sell our products in foreign countries;

•
International markets often have long sales cycles, especially for sales to foreign governments, quasi-governmental agencies and international public health agencies, thereby delaying or limiting our ability to sell our products; and

•	We may be at a disadvantage if competitors in foreign countries sell competing products at prices at or below such competitors’ or our cost.

TRADING OF OUR STOCK MAY BE RESTRICTED BY THE SEC'S PENNY STOCK REGULATIONS WHICH MAY LIMIT A STOCKHOLDER’S ABILITY TO BUY AND SELL OUR STOCK.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors".  These requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders.  We will, however, receive proceeds upon the exercise of warrants and the sale of up to an additional $1,088,246 in 9% Convertible Debentures to accredited investors pursuant to Regulation D and Section 4(2) of the Securities Act of 1933. Proceeds from the exercise of warrants and the sale of convertible debentures will be used for general working capital purposes.  We will incur all costs associated with this registration statement and prospectus.

SELLING SECURITY HOLDERS

The table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of May 15, 2005, and the number of shares of common stock covered by this prospectus.

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock to be registered. No estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

The table indicates the shares that are offered hereby that are issuable upon conversion of currently outstanding convertible debentures or upon exercise of outstanding warrants.

	Shares owned prior to this offering	Total Shares Registered	Number of Shares Owned by Selling Stockholder After Offering (1)
Jason Adelman	72,000	72,000	--
Svad I Trust Svad II Trust	1,500,000 1,500,000	1,500,000 1,500,000	--
Svad III Trust	1,500,000	1,500,000	--
Jules Nordlicht	2,500,000	2,500,000	--
Harmon Aronson	1,000,000	1,000,000	--
Anil R. Diwan	232,558	232,558	--
Harold Snyder	1,000,000	1,000,000	--
Robert Price Cook	1,000,000	1,000,000	--
Maurice Gletzer	100,000	100,000	--
Arie and Shlomo Deri (2)	701,754	701,754	--
Chaim Ravad (3)	3,250,000	3,250,000	--
Helenka Bodner	16,966,896	16,966,896	--
Stephen Sundheim (2)	200,000	200,000	--
Isaac Katan (2)	500,000	500,000	--
Samuel M. Krieger (3)	35,000	35,000	--
Ronald J. Nussbaum (3)	25,000	25,000	--
Jack Avital (2)	100,000	100,000	--
Abraham Chehebar (2)	100,000	100,000	--
Leo Ehrlich (4)	3,667,442	3,667,442	--
Benor Perez (2)	60,000	60,000	--
Jacob Blau (2)	100,000	100,000	--
Steven Peltzman (5)	100,000	100,000	--
Bruce Pattison (6)	100,000	100,000	--
Eric Singer	81,000	81,000	--
Mathew Balk	27,000	27,000	--
Brad C. Reifler	10,000	10,000	--
Hilary Bergman	10,000	10,000	--
ASSIF S.A. (2)	150,000	150,000	--
	36,588,650	36,588,650

(1)	Assumes all of the shares of common stock offered are sold.
(2)
Shares of common stock issuable upon the conversion of convertible debentures, based on a conversion price of $1.00. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities; however, holders of convertible debentures are subject to certain limitations on conversion. We are registering an additional 1,105,877 shares of common stock issuable to selling stockholders representing our current good faith estimate of additional shares that we might be required to issue to such selling stockholders based on adjustments to the conversion price of the 9% Convertible Debentures through the projected effective date of this registration statement. Holders of convertible debentures advised us they purchased the convertible debentures solely for investment and not with a view to or for resale or distribution of such securities, and identified to us the natural persons having voting or dispositive power over such securities. A convertible debenture may not be converted if such conversion would cause the holder’s beneficial ownership of common stock (excluding shares underlying any of its unconverted debentures) to exceed 4.99% of the outstanding common stock immediately after the conversion. (If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture, subject to the same limitation.)

(3)	Shares of common stock issuable upon exercise of warrants.
(4)	CFO, Secretary and a Director of the Company.
(5)	CEO and Chairman of Board of Directors of the Company, represents shares of common stock issuable upon exercise of warrants.
(6)	President and C00 of the Company, represents shares of common stock issuable upon exercise of warrants.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell all or a portion of the shares of common stock in any market upon which the common stock may be listed or quoted (currently the OTC Bulletin Board), in privately negotiated transactions or otherwise.  Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices.  The shares of common stock being offered for resale by this prospectus may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

(c) an exchange or distribution in accordance with the rules of the applicable exchange;

(d) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e) privately-negotiated transactions;

(f) market sales (both long and short to the extent permitted under the federal securities laws);

(g) at the market to or through market makers or into an existing market for the shares;

(h) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

(i) a combination of any of the aforementioned methods of sale.

In the event of the sale of additional convertible debentures by the Company, or the transfer by any of the selling stockholders of its convertible debentures, share purchase warrants or shares of common stock to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment or prospectus supplement in order to list the additional purchasers of convertible debentures and to have the pledgee, donee or other transferee in place of the selling shareholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved.  Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share.  Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder.  Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above.  Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions.  In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales.  In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling stockholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers.  Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time.  Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction.  We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M.  All of the foregoing may affect the marketability of the common stock. We have advised the selling shareholders of the applicability of these regulations.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us.  Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

LEGAL PROCEEDINGS

LEALOS LITIGATION

In February 1998, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint alleged that Mr. Lealos was entitled to certain cash payments and benefits under an employment agreement whereby he would serve as the Company’s president, and that the Company’s failure to make such payments and grant such benefits constituted anticipatory breach and breach of that contract. The complaint sought damages in excess of $1,000,000. In addition, the complaint alleged that the Company wrongfully rescinded options to purchase 38,500 shares of common stock in breach of a stock option agreement with Mr. Lealos. We denied all allegations of the complaint and filed a counterclaim for Mr. Lealos’ wrongful conduct seeking damages of approximately $1,500,000. In January 2005, subsequent to the balance sheet date, we settled this matter and both sides signed a mutual release agreement.

CHEMBIO LITIGATION

In March 2004, Chembio Diagnostics, Inc. of Long Island, New York commenced an action in Federal Court, Eastern District of New York, seeking a declaration that our US Patent No. 5,935,864 was invalid and not infringed. We have filed counterclaims for patent infringement seeking an injunction and damages.  Discovery has commenced and the parties are in the midst of filing briefs with the Court that seek different interpretations of the patent. We believe our position is sound, and intend to vigorously defend our intellectual property rights.

Other than that set forth above, to the best of our knowledge, no other material legal proceedings are pending.

DIRECTORS, AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

OFFICERS AND DIRECTORS OF THE COMPANY
NAME OF DIRECTOR	AGE	POSITION WITH THE COMPANY
Steven Peltzman	58	Chairman of Board of Directors & Chief Executive Officer
D.Bruce Pattison	59	President & Chief Operating Officer
Leo Ehrlich	47	Chief Financial Officer, Secretary & Director
Joseph Levi	46	Director

The following are brief summaries of the business experience of the directors of the Company, including, where applicable, information as to other directorships in other reporting companies held by each of them. There are no family relationships among any of the directors and executive officers of the Company.

Steven Peltzman has been a consultant to the Company since October 2004. As of March 25, 2005, Mr. Peltzman became the Chairman of the Board of Directors and the Company’s Chief Executive Officer. Mr. Peltzman has more than thirty years experience in the management of public and private technology-based healthcare companies ranging from diagnostics and medical devices to biotechnology. From 1991 to 1997, Mr. Peltzman served as Chief Operating Officer of OSI Pharmaceuticals and from 1994 to 1997 as its President. During this period and through 1999 he also served as a Director of OSI Pharmaceuticals. From 1984 to 1991, Mr. Peltzman was President and Chief Executive Officer of Applied BioTechnology, Inc. Prior to 1984 he worked ten years at Corning Medical and four years at Millipore Corporation in a number of executive positions. Following his tenure at OSI Pharmaceuticals, Mr. Peltzman has been engaged in interim management, corporate development and M&A activities for a number of technology-based biopharmaceutical, drug-delivery and device companies. Mr. Peltzman currently is a Director of Protein Polymer Technologies, Inc. (PPTI), a biotechnology company engaged in genetically engineered protein applications for the biomedical and special materials industries. Mr. Peltzman is a graduate of the University of Rochester and of the Advanced Management Program at Harvard University's Graduate School of Business Administration.

Bruce Pattison has been a consultant to the Company since December 2004. As of May 2, 2005, Mr. Pattison became the Company’s President and Chief Operating Officer. Mr. Pattison has more than thirty years experience with technology-based health-care companies serving both diagnostic and therapeutic market segments. During the 1970's he held several senior management positions with the medical diagnostic and device division of Corning Glass Works. Mr. Pattison has been President of three start-up companies involved with innovative drug-delivery products. At the Infusaid Corporation during the1980's, Mr. Pattison led the regulatory approval and commercialization of two unique medical products: the industry's first implantable pump, and the industry’s first vascular access port. Immediately prior to joining the Company, Mr. Pattison negotiated the sale of Arrow International's drug delivery business to Johnson & Johnson, and served as Johnson & Johnson’s Executive Director of Drug Delivery.

Leo Ehrlich has been Chief Financial Officer and Secretrary of the Company since March 25, 2005, and a member of the Board of Directors since September 1999. From October 8, 1999 until March 25, 2005, Mr. Ehrlich served as the Company’s President and Chief Executive Officer. From January 1998 to September 1999, Mr. Ehrlich was president of Immmu Inc., a privately held vitamin company. . He is a Certified Public Accountant and received his BBA from Bernard Baruch College of the City University of New York.

Joseph Levi was appointed to the Board of Directors in September 1999. Mr. Levi began his career as a systems engineer for ITT Avionics where he participated in the design of military communications systems. Subsequently, Mr. Levi was a software engineer at SIAC where he developed trading systems for the NYSE floor. Mr. Levi then held senior sales and marketing positions for various computer-consulting firms. In 1991, Mr. Levi founded CompuNet Solutions, which focused on selling computer equipment, and consulting services to Fortune 2000 customers. Since 1995, Mr. Levi has practiced law at various top-tier New York law firms counseling technology clients on protecting, leveraging and enforcing their intellectual property rights. Mr. Levi is also the founder of Alleytech Ventures, LLC, an investment fund focusing on Internet technology investments. Mr. Levi has a BS in Electrical Engineering, summa cum laude, an MS in Systems Engineering, both from Polytechnic University and a JD from Brooklyn Law School, magna cum laude. Mr. Levi is registered to practice before the U.S. Patent and Trademark Office.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of May 15, 2005 as to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director or nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table herein and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the common stock owned by them.

In March 2004, the Company’s Board of Directors authorized the issuance of warrants and options to C. Ravad to purchase 3,250,000 shares of its common stock, as compensation for services he rendered in introducing the Company’s products to international distributors. The warrants are exercisable at a price of $.01 per share and were issued when the market price of our common stock was $1.05. The warrants expire December 31, 2013. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense and related additional paid-in capital of $2,388,750 at December 31, 2003.

In February 2003, the Company issued 6,000,000 shares of common stock to Jules Nordlicht as additional compensation for financing the Company’s equipment purchases and clinical trials. The shares were valued at $252,000 as of this date and recorded as deferred costs on the 2003 balance sheet.

In February 2003, the Company issued Leo Ehrlich, then President and CEO, 4,000,000 shares of common stock with a restrictive legend in lieu of compensation for past services. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a payroll expense and related accrual of $168,000 in the 2002 audited financial statements.

In February 2003, the Company’s Board of Directors authorized the issuance of 3,000,000 shares of its common stock as compensation to individuals who will participate and act as the Company’s Business Advisory board. The individuals will pay $.001 per share, which represents Par Value. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense of $126,000 to reflect this transaction. These shares were issued in October of 2003. As of December 31, 2003, two of the three individuals had not yet remitted their payment and accordingly a $2,000 stock subscription receivable was recorded as current assets on the Company's balance sheet since these amounts were collected after the balance sheet date but before the financial statements were issued

In November 2003, the Company issued 1,000,000 warrants exercisable to purchase 1,000,000 shares of its common stock to Jules Nordlicht The warrants expiring December 31, 2013, were issued to secure a funding of $500,000 to be used for clinical trials and equipment purchases. These warrants were valued at $60,000 recorded as deferred costs on the 2003 balance sheet.

As of March 25, 2005, and May 2, 2005, respectively, the Company issued to each of Steven Peltzman, the Company’s CEO and Chairman of the Board of Directors, and Bruce Pattison, the Company’s President and COO, warrants to purchase 100,000 shares common stock at an exercise price of $0.10 per share. In addition, unvested stock options were granted to Mr. Peltzman and Mr. Pattison to each acquire 450,000 shares of common stock, conditional upon their continued employment, to vest in three equal amounts on October 1, 2005, 2006 and 2007, respectively, with an exercise price equal to the lower of $1.00 or 66.6% of the share price established in a subsequent sale of common stock occurring prior to April 30, 2006.

	May 15, 2005
Name and Address Of Beneficial Owner	Shares beneficially Owned	Percent of Shares Beneficially Owned (4)
Helenka Bodner 1337 E. 9th St. Brooklyn, NY 11230	16,966,896	52.5%
Leo Ehrlich (1) c/o Saliva Diagnostic Systems, Inc. 1 Clarks Hill Road Framingham, MA 01702	3,667,442	12.0%
Joe Levi (1) c/o Saliva Diagnostic Systems, Inc. 1 Clarks Hill Road Framingham, MA 01702	0	*
Steven Peltzman (1) c/o Saliva Diagnostic Systems, Inc. 1 Clarks Hill Road Framingham, MA 01702	100,000	*
D. Bruce Pattison (1) c/o Saliva Diagnostic Systems, Inc. 1 Clarks Hill Road Framingham, MA 01702	100,000	*
Jules Nordlicht 225 West Beech St. Long Beach, NY 11561	2,500,000	7.9%
Chaim Ravad (2) Agasi 56 Jerusalem, Israel	3,250,000	9.6%
All Executive Officers, Directors and Director nominees as a group	3,867,442	12.0%

*	Denotes beneficial ownership of less than 1%.
(1)	Messrs. Ehrlich, Peltzman, Pattison and Levi are officers and/or directors of the Company.
(2)	Includes 3,250,000 warrants issued by the Company as compensation in connection with marketing services.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote for each share held by them of record on our books in all matters to be voted on by the stockholders. Holders of common stock are entitled to receive dividends as may be legally declared from time to time by the board of directors, and in the event of our liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. Declaration of dividends on common stock is subject to the discretion of the board of directors and will depend upon a number of factors, including our future earnings, capital requirements and financial condition. We have not declared dividends on our common stock in the past and we currently anticipate that retained earnings, if any, in the future will be applied to our expansion and development rather than the payment of dividends.

9% Convertible Debentures

We have sold $1,911,754 of 9% Convertible Debentures due in January 2009. The holders of 9% Convertible Debentures are entitled to convert principal amounts into shares of common stock, prior to April 30, 2006, at a conversion price equal to the lower of $1.00 or 66.6% of the price of common stock established in any Company offering and sale of common stock occurring prior to March 31, 2006. Interest on the convertible debentures accrues from the date of issue, payable quarterly in cash commencing April 1, 2006. We may seek to sell an additional $1,088,246 in 9% Convertible Debentures.

The holders of common stock have no preemptive or conversion rights and are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock. Our articles of incorporation require the approval of the holders of a majority of our outstanding common stock for the election of directors and for other fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to our articles of incorporation.

Preferred Stock

Our Amended Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock, par value $0.01 per share. We currently have no preferred stock outstanding. The shares of preferred stock may be issued in series, and shall have voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directions are expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock, the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

American Stock Transfer & Trust Co. acts as our transfer agent and registrar.

DESCRIPTION OF BUSINESS

GENERAL

Saliva Diagnostic Systems, Inc., a Delaware corporation (the “Company”), is primarily engaged in the development, and marketing of oral fluid collection devices for the drugs of abuse market and rapid immunoassays for use in the detection of infectious diseases. The Company believes that its patented proprietary platform for rapid testing for infectious diseases, offers significant advantages over the existing products, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company’s platform has a patented internal quality control that indicates sufficient volume of the oral fluid (“volume adequacy indicator”).

The Company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, the Company merged into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. The Company completed an initial public offering of its common stock in March 1993.

The Company’s principal executive offices are located at 1 Clarks Hill Road, Framingham, MA 01702.

The Company is seeking a PMA for its HIV rapid test from the FDA and submitted all modules of the PMA by the end of November 2004. Since that time the FDA has inspected each of the six clinical sites that participated in the clinical trials for our HIV-HemaStrip™ product. The Company is completing a small study of 200 samples and expects to complete its data base with that information in the third quarter 2005. Following that, the Company expects its contract manufacturer (ABMC) to be audited by the FDA. Typically several months pass, following a successful inspection and submission of a completed PMA, to receive notification. In addition to the US., the Company intends to make the appropriate regulatory and other submissions for a number of countries including, but not limited to, Russia, Brazil, Canada, Vietnam, India, Mexico, Australia, Philippines, Thailand, and a number of African countries.

There is no assurance that we will receive approval, we believe that the Hema-Strip™ HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick and venipuncture whole blood, serum and plasma samples, will have certain competitive advantages in the market for rapid HIV testing both in the United States and internationally.

The Company’s capital requirements have been, and will continue to be, significant. Presently, the company has a limited cash balance and is primarily dependent on short-term loans to fund its capital growth needs. The Company will need to raise additional capital to fund its growth and marketing efforts, to capitalize on its IP portfolio, and to design and develop new products. Development, marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources which may be available to the Company.

The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $43,770,289 at December 31, 2004. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. The Company's independent certified public accountants have included an explanatory paragraph in their reports stating that the Company’s significant operating losses and significant capital requirements raise substantial doubt about the Company’s ability to continue as a going concern. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to continue its business, or that such financing will be available on commercially reasonable terms or at all. (See note 2 of notes to financial statements.)

In March 2002, the Company amended its Certificate of Incorporation to effect a one-for-twenty five reverse split of its common stock. As of that date, each twenty five outstanding shares of the Company’s common stock were converted and reconstituted into one share of common stock, par value $0.001 per share. The number of authorized shares of common stock of the Company was not affected by the reverse stock split and remains at 50,000,000. Options, warrants, preferred stock and other securities convertible into shares of the Company’s common stock have been adjusted in accordance with their terms to reflect the reverse stock split. Upon exercise or conversion, holders of such securities will be entitled to receive one-twenty fifth of the number of shares of post-split common stock as they are entitled to receive of pre-split common stock.

During 2003 and prior to July 2004, the Company's stock had traded on the OTC “Pink Sheets”. As of July 2004, the Company’s common stock resumed trading on the NASD Bulletin Board market with the symbol SVAD

PRODUCTS

The Company’s products fall into two categories, RAPID IMMUNOASSAYS and ORAL FLUID COLLECTION DEVICES.

To date, the Company has developed three rapid HIV tests: Sero-Strip™ HIV, Hema-Strip™ HIV and Saliva-Strip™ HIV, and one H.pylori rapid test, Stat-Simple™ H.pylori. The Company also markets though its exclusive distributors an oral fluid specimen collector in the U.S. as Saliva-Sampler,® and in the United Kingdom as Omni-SAL.®

RAPID IMMUNOASSAYS.

The Company has developed four rapid tests utilizing immunochromatography for the detection of antibodies to selected pathogens, including HIV (the Human Immunodeficiency Virus), the virus that causes AIDS, and H. pylori (Helicobacter pylori), a bacterium linked to peptic ulcers and gastric cancer. The Company’s rapid tests are designed to require only a few simple steps to produce visual results in fifteen (15) minutes or less and may be used without special equipment, refrigeration storage or expert training. The Company’s data from its clinical trials and independent evaluations demonstrate that its tests are generally equivalent or better in performance to the widely used FDA-licensed tests for HIV and H. pylori.

The Company’s rapid tests utilize a patented capillary flow technology for acquiring the drop of blood (2-5 micro liters) used for testing. A buffer solution is introduced next. The resulting mixture of sample and buffer migrate along the test strip by capillary action, reconstituting a dye conjugate. A single red control line will develop at a designated point on the upper portion of the strip if the assay has been performed properly and if all reagents are functionally active. When antibodies specific to the target disease are present in the sample, the conjugate binds with these antibodies to a pre-applied antigen to form a second red line (positive) at a designated point on the lower portion of the strip. In the absence of specific antibodies, indicating a negative result, a second line does not develop. Results are available at point-of-care without the need for sophisticated equipment, extensive training, or delay.

Stat-Simple™ H.pylori (“Stat-Simple”) is the Company's rapid assay for H.pylori antibody detection. The device is based on the Company’s patented whole blood sampling technology and licensed test components. The test uses a minute sample of whole blood (2.5 micro liters) from a “finger-stick” for analysis. Results are available at point-of-care (e.g. doctor’s office) without the need for sophisticated equipment. The Stat-Simple technology is identical to that of Hema-Strip™ HIV, as described below. Stat-Simple was cleared for diagnostic use in humans in the U.S. by the FDA. (See “REGULATION - FOOD AND DRUG ADMINISTRATION” below.)

Sero-Strip™ HIV analyzes a small amount of serum or plasma to detect HIV antibodies. Sero-Strip is packaged as a multiple-use kit designed for professional health care settings where patients are tested typically undergoing a venipuncture to obtain sufficient plasma or serum for several tests, and where specimens may be stored and tested in a batch run. The Company’s test kit may be stored without refrigeration for up to 12 months after the date of manufacture.

Hema-Strip™ HIV is a single use test kit that collects, processes and analyzes a minute amount of whole blood (2.5 micro liters), plasma, or serum sample to detect HIV antibodies. Sample collection requires only a few seconds. The whole blood sampling technology used in Hema-Strip™ is identical to that utilized in Sero-Strip; however, an added filter traps red blood cells from the whole blood sample permitting the migration of serum to flow onto the strip and negating the need for the user to centrifuge a specimen to separate serum from the whole blood sample. The test kit may be stored without refrigeration for up to 12 months after the date of manufacture. Although there is no assurance that we will receive approval, we believe that the Hema-Strip™ HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick, serum and plasma samples, will provide a significant competitive advantage in the market for rapid HIV testing.

Saliva-Strip™ HIV collects, processes and analyzes saliva to detect HIV antibodies. The test is currently designed for single use, incorporates the Saliva-Sampler® or Omni-SAL® device, and is based on the Company’s proprietary saliva collection technology. The Company believes Saliva-Strip’s temperature stability is similar to that of Sero-Strip and Hema-Strip.™ During 1999 the Company discontinued marketing Saliva-Strip because the test yields performance specifications which are slightly less than the Company’s whole blood sampling tests. The Company believes that the performance characteristics of Saliva-Strip can be improved. The Company is evaluating the size, growth, and profitability of the market where the collection of blood may not be practical or feasible.

ORAL FLUID COLLECTION DEVICES.

The Company markets a saliva medical specimen collector in the United Kingdom as Omni-SAL® (known as Saliva-Sampler® in the U.S.) (See “--marketing, sales and distribution.”)

Omni-SAL® is a patented saliva collection device currently sold to several commercial companies for use with their laboratory assays for the detection of HIV infection, drugs-of-abuse and cigarette smoking. It has also been used in research to collect saliva samples for studies of other infectious diseases. The Company is marketing the device in the U.S. under the name Saliva-Sampler®.

RESEARCH, PRODUCT AND CLINICAL DEVELOPMENT

The Company has conducted preliminary research that indicates its patented rapid whole-blood test format can be applied to screen for a broad spectrum of pathogens in addition to HIV and H. pylori such as TB, syphilis, HPV, viral hepatitis, dengue, and certain sexually transmitted diseases. We believe that our patented rapid whole-blood test format has significant potential as a point-of-care testing platform for use in physicians’ offices, public health outreach programs, hospitals, military, home testing, and other vertical markets.

The Company expects to introduce at least one new test in this format during 2005. The Company’s rapid testing platform is designed to be not merely versatile but inexpensive in time and capital to add new analytes. Licensing fees, clinical testing, product documentation, quality assurance and product launch are expected to be the more expensive aspects of building a broad menu of new products.

In 2004 and 2003, research and development activities focused on the clinical trials of the Hema-Strip™ HIV rapid test. The Company expended $459,258 and $800,928 in research and development costs, respectively, in fiscal years 2004 and 2003.

Limited revenues have been generated from sales of the Company's rapid tests and saliva collection devices. The Company’s products are subject to all the risks inherent in the introduction of new diagnostic products. The Company may not have sufficient funds to design and develop new products. There can be no assurance that the Company’s products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by the Company, for financial or other reasons, not to undertake or complete development of any product, particularly in instances in which the Company has made significant capital expenditures, will have a material adverse effect on the Company.

MARKETING, SALES AND DISTRIBUTION

The Company is currently marketing its oral fluid collection devices, Omni-SAL®, and Saliva-Sampler®, both in the U.S. and overseas.

The oral fluid collection devices are sold into workplace-testing, forensic toxicology, criminal justice, and drug rehabilitation markets, primarily through several manufacturers of drugs-of-abuse products who incorporate our collection device to be utilized with their kits. The U.S. forensic toxicology market consists primarily of hundreds of laboratories including federal, state and county crime laboratories, medical examiner laboratories, and reference laboratories. The criminal justice market consists of a wide variety of entities in the criminal justice system that require drug screening, such as pre-trial services, parole and probation officials, police forces, drug courts, prisons, drug treatment programs and community/family service programs.

The Company has entered into an exclusive agreement with privately-held Immunalysis Corporation of Pomona, California for the distribution of Saliva-Sampler® collection devices for lab based drugs-of-abuse testing in the United States and Canada. Overseas, our patented oral fluid collection device currently is sold to several commercial companies for use with their laboratory assays or machine rapid scanners for the detection of HIV infection, and/or drugs-of-abuse and/or cigarette smoking.

As the Company does not at this time have FDA approval for its HIV tests. the Company has directed its primary marketing and distribution efforts for its HIV-related products to those international markets where we have obtained, or are in the process of obtaining, the necessary regulatory approvals to market the Company’s rapid testing product line. (See “MANUFACTURING AND SUPPLY” and “REGULATION - DOMESTIC REGULATION” below.)

The Company has limited marketing, sales and distribution resources. Achieving market acceptance will require substantial efforts and capabilities in these areas. The Company relies in large part on forming partnerships for marketing, sales and distribution of its products. To date, the Company has signed an exclusive distribution agreement of our Hema-Strip™ HIV test product with Memorand Limited for The Russian Federation, the C.I.S. and certain African countries. Memorand has extensive contacts throughout these territories and is currently working to obtain appropriate government and regulatory requirements. ADR PRE Ltd. acted as the agent in developing this relationship and distribution agreement. The Company has agreed to compensate ADR PRE Ltd for its efforts on a sales commission basis.

The Company has signed a distribution agreement with Medsource Ozone Biomedicals for distribution of our Hema-Strip™ HIV and SeroStrip HIV products throughout India. Medsource Ozone Biomedicals was approached by a number of other rapid test makers to distribute their products but chose the Company’s products based on performance and convenience. The Company is working with Medsource Ozone Biomedicals to introduce this product line into this very important geographical market.

During 2004, the Company’s revenues were primarily generated from sales of its saliva collection devices. For the year ended December 31, 2004, sales to three customers were 88% of the Company’s total sales. Sales to these customers were approximately $584,000, $429,000 and $206,000. The Company has placed the smallest of these customers on credit hold.Management does not believe the loss of this customer will have a material adverse effect on the Company. The Company is continuing to seek new markets and sales opportunities for its products.

MANUFACTURING AND SUPPLY

In July 2003, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include the manufacturing of the Company’s HIV test devices under appropriate regulatory compliance statutes. Based on the results of the Hema-Strip™ HIV test clinical trials completed in March 2004, the Company has reason to believe the product’s performance meets the necessary criteria for U.S. approval.

The Company contracts all its product manufacturing with third parties. Nonetheless, all the proprietary technology, molds, custom built machinery, and documentation is the property of the Company. The Company has invested in the design, process documentation, scale- up, and automated assembly and production machinery to allow it to manufacture its products consistently, efficiently, and economically, to compete on a global scale. This machinery is expected to be utilized in the manufacture of the new products the Company hopes to introduce. There can be no assurance that these contractors will continue to meet the Company’s or FDA requirements or will manufacture the Company’s products on acceptable terms.

As of March 1, 2005 the Company has taken delivery of certain machinery accounted for as Equipment-under-construction. The Company expects all Equipment-under-construction to be placed in service by the end of Quarter 3, 2005.

Manufacturers located in the U.S. or manufacturing products to be sold in the U.S. must comply with the FDA's good manufacturing practices regulations (“GMP”) and pass pre-approval and periodic GMP inspections by the FDA. The Company has been advised by American Bio Medica, and by the Company’s other assembly contractors and injection molders that they are in compliance with GMP and other FDA regulations. There can be no assurance that these companies will continue to comply with GMP, that the Company will locate other manufacturers that comply with GMP, or that the Company will secure agreements with such manufacturers on acceptable terms.

Although the Company has no reason to believe it will encounter difficulties in obtaining components necessary for manufacture of its products, there can be no assurance that the Company will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components, and the possible inability to secure alternative sources of components, could have a material adverse effect on the Company's ability to manufacture and sell its products. In addition, development and regulatory approval of the Company’s products in the U.S. are dependent upon the Company’s ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify within their PMA submission their proposed suppliers of certain components, if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

REGULATION

DOMESTIC REGULATION

FOOD AND DRUG ADMINISTRATION.

In the U.S., under the Federal Food, Drug, and Cosmetics Act (the “FDC Act”), the FDA regulates all aspects, including manufacturing, testing, and marketing of medical devices that are made or distributed in or from the U.S.

In October 2003, one of the Company’s current contract manufacturer, American Bio Medica, was issued an export certificate allowing for the export sales of the Company’s HIV products.

All medical devices are categorized by the FDA as Class I, Class II, or Class III devices. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and GMP. Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

A manufacturer of medical devices which can establish that a new device is substantially equivalent to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not required a PMA (Pre Market Approval), can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification (“510(k) Notice”). The 510(k) Notice for diagnostic devices is normally supported by various types of information, required to be submitted along with the 510(k) Notice. This information typically includes performance data indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

Two of the Company’s non HIV products, Saliva-Sampler ® and H. Pylori Stat-Simple™, have received FDA clearance through the 510(k) process for domestic distribution for in vitro diagnostic use in humans. The FDA clearance is subject to certain standard limitations, including persons who may be tested, persons who may administer the test and how the test results may be interpreted. Both of these products have been classified as Class II devices.

Those diagnostic devices that require human clinical trials, due to the potential clinical risk were they incorrectly used or interpreted, must obtain an Investigational Device Exemption (“IDE”) from the FDA prior to the commencement of such human clinical trials. An application for an IDE must be supported by any clinical data (including any results of human testing obtained through “Research Use Only” use of a device for which FDA approval is not required), and the proscribed preclinical data, including animal model testing and a broad spectrum of other data that compile the submission necessary to gain an IDE. Upon approval and award of the IDE, human clinical trials may begin.

In May 2002, the Company received its Investigational Device Exemption (IDE) from the U.S. Food and Drug Administration (FDA) for its Rapid HIV Hema-Strip™ Test. Upon termination of all business relationships with its then contract manufacturer, Chembio Diagnostic Systems, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation Nasdaq SC (ABMC) of Kinderhook, NY. Responsibilities of ABMC include manufacturing and regulatory compliance of the Company’s HIV test devices. The Company filed a new IDE with the FDA naming ABMC as its contract manufacturer. This IDE submission to the FDA was made in October 2003. Thereafter, the Company completed its clinical trials and submitted all modules of the Pre-Market Approval (PMA) to the FDA. The FDA has recently requested certain additional testing and the Company is presently completing these tests. Based on the results of the Hema-Strip™ HIV Test clinical trials, the Company has reason to believe the product’s performance meets the necessary criteria for FDA approval. Should the Company receive PMA approval for its rapid HIV test, it will also file for a CLIA (Clinical Laboratory Improvements Amendments) waiver.

We have completed the submission of the PMA modules for review by the FDA approval of our Hema-Strip™ HIV rapid test product. The Company is completing a small study of 200 samples and expects to complete its data base with that information in the third quarter 2005. All clinical sites were audited by the regulatory authorities in the first quarter of 2005, and we expect our manufacturing facility (ABMC) to be audited by the end of this year, consistent with normal FDA practices.

In 2002, Congress enacted the Medical Device User Fee and Modernization Act, which authorizes the FDA to assess and collect user fees for premarket notifications and premarket approval applications filed on or after October 1, 2002. Fees for fiscal year 2004 range from $3,480 for 510(k) premarket notifications to $206,811 for PMA’s, although fee reductions are available for companies qualifying as small businesses. We currently qualify as a small business.

OVERSEAS REGULATION AND DISTRIBUTION

The Company plans, over time, to sell its products on a global basis and to file the necessary documentation, conduct clinical trials and build a comprehensive network of geographical territories where the rapid HIV product meets all appropriate criteria.. Regulatory approval specifications for medical devices vary from country to country. Some countries may not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by agencies such as the WHO. Also, registrations in certain countries are often issued in the name of distributors. As the Company is in the process of changing distributors it will need to obtain new registrations in many of the markets it had previously been permitted to sell. The Company, in conjunction with its European distribution partner, is evaluating strategies to gain regulatory approval and a CE Mark in Europe. The Company is undergoing similar activities in India, Russia and elsewhere. (See “MARKETING, SALES AND DISTRIBUTION” above.)

The process of obtaining regulatory approval from foreign countries can be costly and time consuming, and involves many of the same risks as obtaining FDA approval. There can be no assurance that any of the Company’s products not yet approved will receive regulatory approval in any country, or that the Company will have the resources to seek regulatory approval for any of its products in any country.

COMPETITION

ORAL FLUID COLLECTION DEVICES: There are two levels of competition for sample collection devices for drugs-of -abuse testing. In the first level, the Company’s saliva collection device competes with other saliva collection products; the second level recognizes that the majority of the market for drugs-of-abuse testing and other tests, utilizes urine collection products. The market for replacing urine with saliva collection devices is emerging. The shift towards saliva is due to its convenience, ability to directly trace the authenticity of the specimen, less “invasiveness”, increased speed to obtain quality sample, and overall cost-effectiveness. The oral fluid collection and diagnostic testing market is highly competitive and is expected to increase. The primary direct competitor to our saliva collection device is Orasure Technologies, Inc., which sells FDA-approved oral fluid-based laboratory tests for drugs of abuse and HIV testing.

RAPID IMMUNOASSAY: Orasure Technologies, Inc. is also a major competitor to our rapid HIV tests. Orasure Technologies, Inc. has an FDA approved blood-based and oral fluid-based rapid HIV test. Several companies market or have announced plans to market blood-based or oral fluid-based HIV rapid tests in the United States and abroad. MedMira and Trinity Biotech have also received FDA approval to sell rapid HIV blood tests in the United States. We believe other companies may seek FDA approval to sell competing rapid HIV tests in the future.

Our competitors also include in vitro diagnostic and rapid diagnostic companies, specialized biotechnology firms as well as pharmaceutical companies with biotechnology divisions and medical diagnostic companies, many of which are substantially larger and have greater financial, research, manufacturing, and marketing resources. Outside of the United States, where regulatory requirements for HIV screening tests are sometimes less demanding, a much wider range of competitors may be found. Manufacturers from Japan, Canada, Europe, and Australia offer a number of HIV screening tests in those markets including HIV-1 and HIV-2 tests, rapid tests and other non-EIA format tests. There can be no assurances that our products will compete effectively against these products in foreign markets, or that these competing products will not achieve FDA approval.

Important competitive factors for our products include product quality, price, ease of use, customer service, and reputation. Industry competitive advantages are based on the following:

●	Scientific and technological capability;
●	Proprietary know-how;
●	The ability to develop and market products and processes;
●	The ability to obtain FDA or other regulatory approvals;
●	The ability to manufacture products that meet applicable FDA requirements (i.e., good manufacturing practices);
●	Access to adequate capital;
●	The ability to attract and retain qualified personnel, consultants, contract manufacturers; and
●	The availability of patent protection.

We expect competition to intensify as technological advances are made and become more widely known, and as new products reach the market. Furthermore, new testing methodologies could be developed in the future that would render our products impractical, uneconomical or obsolete. In addition, there can be no assurance that our competitors will not succeed in obtaining regulatory approval for these products, or introduce or commercialize them before we do. These developments could have a material adverse effect on our business, financial condition and results of operations.

In the dynamic biotechnology and medical device industry, technological change and obsolescence is rapid and frequent. There can be no assurance that the Company will be able to compete successfully with its competitors, keep pace with technological changes or avoid product obsolescence.

INTELLECTUAL PROPERTY

We seek patent and other intellectual property rights to protect and preserve our proprietary technology and our right to capitalize on the results of our research and development activities. We also rely on trade secrets, know-how, continuing technological innovations, and licensing opportunities to provide competitive advantages for our products in our markets and to accelerate new product introductions. We regularly search for third-party patents in fields related to our business to shape our own patent and product commercialization strategies as effectively as possible and to identify licensing opportunities. United States patents generally have a maximum term of 20 years from the date an application is filed.

To date, eleven patents covering the Company’s specimen collection devices have been awarded, five in the U.S. and six in other countries. Expiration dates for the patents range from 2008 to 2012. The Company intends to seek other patent protection in the U.S. and other countries for certain aspects of its collection devices and rapid test technology.

The Company has been issued a patent by the U.S. Patent and Trademark Office for its whole blood sampling technology. No assurance can be given that the Company will file any patent applications in the U.S. or abroad, that patents will be issued to the Company pursuant to its patent applications, or that the Company’s patent portfolio will provide the Company with a meaningful level of commercial protection. The Company recognizes the need to invest in broadening, defending and strengthening its intellectual property base as well as adding to it. Management is committed to this and to obtain sufficient capital to accomplish this on-going responsibility.

The Company’s rapid tests are based on immunochromatography, a technology covered by many patents. The Company had purchased a license from Unilever PLC,the principal patent holder for immunochromatography, pursuant to which the Company agreed to pay approximately $50,000 in cash and royalty fees equal to 5% of the net sales of the Company’s strip-based rapid tests in territories where the Unilever patent applies. Products covered by the license included those related to HIV, H.pylori, Tuberculosis and Hepatitis A. However, management believes, based on its own review and on the advice of outside counsel, the Company’s manufacturing process does not infringe on Unilever patents and no liability for royalty payments for 2004 and 2003 has been accrued.

The Company also depends on trade secrets and proprietary information to protect much of the intellectual property that it has developed. The Company has entered into confidentiality agreements with its employees, certain third party suppliers, potential customers, joint venture partners, distributors and consultants. Despite such efforts, there can be no assurance that confidentiality of the Company’s proprietary information can be obtained or maintained.

The Company believes that patent and trade secret protection are crucial to its business. However, the issuance of a patent and the existence of trade secret protection do not necessarily ensure such protection. Competitors may be able to produce products competing with a patented Company product without infringing on the Company’s patent rights. Issuance of a patent in one country generally does not prevent the manufacture or sale of the patented products in other countries. The issuance of a patent to the Company is not conclusive as to the validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged after its issuance, and if the outcome of such challenge is adverse to the owner of the patent, the owner’s rights could be diminished or withdrawn. Additionally, trade secret protection does not prevent independent discovery and exploitation of a secret product or technique by other parties.

A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes in fields related to the Company’s area of product development. (See “COMPETITION”.)

The Company may be required to obtain additional licenses in order to accomplish certain of its product strategies. There can be no assurance that such licenses will be available to the Company or available on acceptable terms.

The Company is aware of certain patents issued to developers of diagnostic products with potential applicability to the Company’s diagnostic technology. There can be no assurance that the Company would prevail if a patent infringement claim were to be asserted against it.

In March 2004, Chembio Diagnostics, Inc. of Long Island, New York commenced an action in Federal Court, Eastern District of New York, seeking a declaration that the Company’s patent for its unique rapid test format was invalid. The Company has filed counterclaims for patent infringement, seeking an injunction and damages.  The Company believes its position is sound, and intends to vigorously defend its intellectual property rights. (See “LEGAL PROCEEDINGS - CHEMBIO LITIGATION”.)

EMPLOYEES

As of May 31, 2005, the Company has the equivalent of five fulltime employees, including consultants.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW AND OUTLOOK

GENERAL

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. The Company’s products have been purchased by foreign governments, distributors, laboratories, as well as the U.S. Center for Disease Control (CDC), an agency of the United States government.

In February 2000, the Company closed its Vancouver, Washington manufacturing facility and moved its executive offices to New York. The Company no longer has its own manufacturing plant it to independently produce its products, and relies exclusively on its contract manufacturers to supply 4he Company’s needs.

In July of 2003, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include manufacturin% and regulatory compliance for the Company’s HIV test devices.

The Company is seeking a PMA for its HIV rapid test from the FDA and submitted all modules of the PMA in 2004. Since that time the FDA has inspected each of the six clinica, sites that participated in the clinical trials for our HIV-HemaStrip™ product. The Company is completing a small study of 200 samples and expects to complete its data base with that information in the third quarter 2005. Following that, the Company expects its contract manufacturer (ABMC) to be audited by the FDA. Typically several additional months following a successful inspection and submission of a completed PMA are required to receive notification. In addition to the U.S., the Company intends to submit the appropriate regulatory submissions, import/export documentation and any other requirement for a number of countries, including but not limited to, Russia, Brazil, Canada, Vietnam, India, Mexico, Australia, Philippines, Thailand and a number of African countries.

The IDE, Clinical Trials, and application modules are only part of a difficult and costly process to receive U.S. marketing approval. There is no assurance that the Company will have the financial resources, expertise, or ability to complete the approval process.

A Certificate of Exportability was issued by the FDA in October 2003 following the change in manufacturor allowing the resumption of the Company’s HIV diagnostics export sales.

We believe that the potential market for rapid tests in the United States and foreign countries will continue to grow as the benefits of rapid testing are better understood by the appropriate government agencies, by diagnostic and treatment practitioners, and by the general population. Recently, the need for and availability of rapid tests to screen large populations for HIV have been the subject of coverage by the medical, scientific and lay press, including the New England Journal of Medicine’s editorial pages. We are now actively working to commercialize our HIV rapid test products, and to obtain requisite regulatory approvals to introduce these products in international markets. There can be no assurance that we will achieve or sustain significant revenues from sales of HIV diagnostic tests, internationally or domestically, or from other new products we may develop or introduce.

The Company has limited marketing, sales and distribution resources. The Company relies in large part on forming partnerships for marketing, sales and distribution of its products. The Company has signed an exclusive distribution agreement with Memorand Limited for our Hema-Strip™ test product, for The Russian Federation, the C.I.S. and certain African countries. Memorand is currently working to obtain appropriate government and regulatory requirements. ADR PRE Ltd. has acted as the agent in developing this distribution relationship and wil be compensated on a sales commission basis.

The Company has signed a distribution agreement with Medsource Ozone Biomedicals for distribution of our Hema-Strip™ and SeroStrip products throughout India.

Our Saliva Sampler® oral fluid collectors are being sold under a distribution agreement with Immunalysis, Inc., which has been granted exclusive rights to the Saliva Sampler® for sale in the U.S. and Canada solely for the laboratory testing market to detect a drug-of-abuse. Immunalysis has incorporated our Saliva Sampler® collector in its application for FDA marketing approval of its assay kit for oral fluid substance abuse testing.

We continue to distribute our Hema-Strip™ HIV test and Saliva Sampler® oral fluid collection product through our current distribution networks and we will also seek new distribution relationships for our current and future test products.

The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $44,422,573 at March 31, 2005. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations.

The Company believes that its current cash position will not be sufficient to maintain the Company’s operations through 2005. Thus, the Company will need to raise additional capital to fund its aggressive growth and marketing efforts and to capitalize on its intellectual property portfolio to design, develop, test, gain regulatory approval and launch new products. Development, marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources which may be available to the Company. The Company is in the midst of raising up to three million dollars as a convertible debt instrument. The Company has received to date approximately $1.9 million dollars and expects to close this round shortly. The Company is reviewing its options, including the selling of common stock, as a means to fund the Company’s future growth plans. There can be no assurance that the Company will be able to obtain the additional capital resources necessary to fund its growth plans, or that such financing will be available on commercially reasonable terms.

RESULTS OF OPERATIONS

For Years Ended December 31, 2004 and 2003

REVENUES. The Company’s revenues consist of product sales and royalties. Revenues increased 88% to $1,398,650 in 2004, yielding a gross margin of $897,650 or 64%, from $745,747 in 2003 which yielded a gross margin of 59%. The 2004 increase in revenues and gross margins is primarily due to increased market demand of our saliva collection devices for drugs-of -abuse testing and a decrease in cost of goods.

The Company’s revenues are primarily generated from sales of its patented saliva collection devices. Specimens collected with the device are sent to and processed at laboratories. For the year ended December 31, 2004, sales to three customers were in excess of 10% of the Company’s total sales. Sales to these customers were approximately $584,000, $429,000 and $206,000. The Company has placed the smallest of these customers on credit hold. Management does not believe the loss of this customer will have a material adverse effect on the Company. The Company is continuing to seek new markets and sales opportunities for its products

COST OF PRODUCTS SOLD. Costs of products sold increased to $501,000 (36% of product sales) in 2004 from $301,633 (41% of product sales) in 2003. The increase in product cost was attributable to increased sales activity However, the greater sales allowed the Company to achieve improved margins on its costs as its fixed costs were spread over greater sales.

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $459,258 in 2004 from $800,928 in 2003. The decrease is due to fewer expenses incurred in 2004 for:

•	the Hema-Strip™ HIV test clinical trials
•	the preparation of documents for FDA submissions
•	the completion of our technology transfer to our contract manufacturer in 2003.

R&D costs for Hema-Strip™ HIV are expected to continue in 2005 until such time that we receive FDA approval to market the test in the U.S. Hema-Strip™ HIV R&D costs in 2005 are estimated at $200,000. The Company expects total R&D costs to increase in 2005 should it begin clinical trials for a new product, a project presently being considered by management.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses decreased 82% to $521,628 in 2004 from $2,967,799 in 2003. In 2003, the Company had recorded approximately $2.6 million non-cash expenses associated with the issuance of shares and/or warrants to its Advisory Board, consultants and professional expenses. The Company did not incur similar expenses in 2004.

LOSS FROM OPERATIONS. The loss from operations for 2004 of $83,236 reflects a 97% decrease over the $3,324,613 loss reported for 2003. Greater sales and improved gross margins in 2004 contributed to the Company’s improved performance. The primary component of the in loss in 2003 was the approximately $2.6 million non-cash expense for the issuance of stock and warrants.

INTEREST EXPENSE. Net interest expense for 2004 decreased to $322,571 from $423,674 in 2003. This decrease is primarily due to a reduction of non-cash expenses recorded in connection with the issuance of stock and warrants as compensation for financing services.

OTHER INCOME. Other income for 2004 increased to $125,325, from $12,811 in 2003. In January 2005, the Company settled its litigation with Lealos. (See “ITEM 3 - LEGAL PROCEEDINGS”.) The Company had previously set aside a reserve for this litigation which was $125,325 greater then the final settlement. On December 31, 2004 the Company recognized this amount as income on the settlement of the litigation.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management’s assessment, that the Company’s deferred tax assets will be realized. The Company has a net operating loss carryforward of approximately $44 million, which is available to offset future taxable income, if any, expiring in various years through the year 2024. The Internal Revenue Code rules under Section 382 could limit the future use of these losses based on ownership changes and the value of the Company’s stock. (See Note 13 of Notes to Financial Statements.)

For Quarters Ended March 31, 2005 and 2004

REVENUES. The Company’s revenues consist of product sales and royalties. Revenues decreased 6% to $265,019 in the first quarter of 2005 yielding a gross margin of $170,673 or 64% from the first quarter of 2004 revenues of $281,119, yielding a gross margin of $207,802 or 74%. The first quarter of 2005 decrease in margins is primarily due to increased scrap rates incurred in validating new machinery in conformity with Good Manufacturing Practices (GMP). This validation incurs labor costs and running the machinery while consuming materials as if it were a normal production cycle. However the product produced is used only for evaluation and is thereafter scrapped. The Company’s revenues are primarily generated from sales of its patented saliva collection devices. Specimens collected with the device are sent to and processed at laboratories.

For the first quarter of 2005, sales to two customers were in excess of 10% of the Company’s total sales. Sales to these customers were approximately $148,000, and $81,000. The Company is continuing to seek new markets and sales opportunities for its products

COST OF PRODUCTS SOLD. Costs of products sold increased to $94,346 (36% of product sales) in the first quarter of 2005 from $73,317 (26% of product sales) in the first quarter of 2004. The increase in product cost was attributable to increased scrap rates in validating new machinery. (See “REVENUES” above.)

RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $77,000 in the first quarter of 2005 from $210,000 in the first quarter of 2004. The decrease is due to fewer expenses incurred in the first quarter of 2005 for:

•	the Hema-Strip™ HIV test clinical trials
•	the preparation of documents for FDA submissions.

R&D costs for Hema-Strip™ HIV are expected to continue in 2005 until such time that we receive FDA approval to market the test in the U.S. Hema-Strip™ HIV R&D costs in 2005 are estimated at $200,000. The Company expects total R&D costs to increase in 2005 should it begin clinical trials for a new product, a project presently being considered by management.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES Selling, general and administrative expenses increased 781% to $644,672 in the first quarter of 2005 from $73,159 in the first quarter of 2004. In the first quarter of 2005, the Company incurred significantly greater expenses for consulting of $60,000 and recruitment expenses of $380,000. Included in recruitment expenses are $280,000 of non-cash expenses associated with the issuance of shares and/or warrants for services rendered. The Company did not incur similar expenses in the first quarter of 2004.

LOSS FROM OPERATIONS The loss from operations for the first quarter of 2005 of $550,999 reflects a 631% increase over the $75,357 loss reported for the first quarter of 2004. Decreased sales, lower gross margins and greater expenses in the first quarter of 2005 contributed to the Company’s increased loss.

INTEREST EXPENSE Net interest expense for the first quarter of 2005 increased to $101,285 from $72,923 in the first quarter of 2004. This increase is primarily due to increased borrowings.

INCOME TAXES. The Company is in a net deferred tax asset position and has generated net operating losses to date. No provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management’s assessment, that the Company’s deferred tax assets will be realized. The Company has a net operating loss carryforward of approximately $44 million, which is available to offset future taxable income, if any, expiring in various years through the year 2025. The Internal Revenue Code rules under Section 382 could limit the future use of these losses based on ownership changes and the value of the Company’s stock.

LIQUIDITY AND CAPITAL RESOURCES

For Quarter Ended March 31, 2005

	March 31, 2005 (unaudited)	December 31, 2004

Cash and cash equivalents	$20,910	$148,630

Working capital deficit	(128,453)	(506,511)

Net cash used by operating activities in the first quarter 2005 was $348,602. Net cash used in the first quarter 2004 was $103,891. In 2005, the increase in cash used by operations was primarily due to the increase of the net loss $652,284 (2005) and $148,280 (2004). The following expenses increased in the first quarter of 2005 when compared to the first quarter of 2004:

•	Legal and accounting costs
•	Expenses recorded for beneficial conversion features of convertible debt
•	Stock and warrant issuance costs
•	Consulting expenses.

Cash used in investing activities in the first quarter 2005 was $271,475 as compared to $130,312 in the first quarter 2004. The increase represents costs incurred and paid for in our debenture financing. However this cost is being amortized over the life of the debenture.

Cash provided by financing activities in the first quarter 2005 was $492,357 and in the first quarter 2004 was $248,500. These are primarily additional net borrowings from a debenture less repayments of shareholder loans.

Our cash requirements depend on numerous factors, including product development activities, penetration of the direct sales market, market acceptance of our products, and effective management of accounts receivable. We expect to devote capital resources to improve our sales and marketing efforts, continue our product development, expand manufacturing capacity and continue research and development activities. We will examine other growth opportunities, including strategic alliances, and we expect any such activities will be funded from existing cash as well as funds provided from debenture offerings in 2005.

Since inception, the Company has financed its capital requirements through the proceeds from its public offering of common stock in March 1993 and the exercise of common stock purchase warrants pursuant to such offering, proceeds from sales of convertible debentures, proceeds from private placements of common stock and preferred stock, the exercise of common stock purchase warrants and stock options and loans.

On January 19, 2005 the Company’s board authorized the issuance of up to three million dollars of convertible debentures. These debentures mature March 31, 2009, carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company’s next raise of equity or $1 per share. As of March 31, 2005, the Company had not closed the entire funding but had sold an aggregate of $1,100,000 in convertible debentures. Subsequent to the Balance Sheet date, an additional $811.754 worth of debentures were issued.

Per a promissory note dated January 2004, Helenka Bodner, a shareholder, agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the Hema-Strip™ HIV Rapid Test. The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of March 31, 2005, there was no loan balance on this note.

As of March 31, 2005, Helenka Bodner loaned the Company $10,597. The loan is to be repaid in 2005 and bears no interest and has no conversion features. If the loan is repaid after its due dates in 2005, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum from the date of the loan origination.

Per a promissory note dated February 2003, Jules Nordlicht, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of March 31, 2005 the loan balance to this second shareholder aggregated $1,932,099.

Resonance Limited, a shareholder, is owed $6,624 as of March 31, 2005. The loan bears no interest and is due on demand.

For the three months ended March 31, 2005, 200,000 warrants exercisable at a price of $.01 per share, were issued as payment for services rendered by Burnham Hill Partners to the Company. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded an expense and related additional paid-in capital of $280,000.

These warrants, as well as additional warrants exercisable into 1,000,000 shares previously issued exercisable at $.01 per share, were converted during March 2005 into common stock, resulting in the issuance of 1,200,000 common shares during this period.

In March of 2005, 550,000 stock options were granted to an employee per an employment agreement. Of these options, 100,000 are vested immediately and exercisable from June 1, 2005 until June 1, 2015 and remaining options are vested in three equal amounts annually, commencing on October 1, 2005. On the date of grant, the Company recorded an increase in deferred compensation of $929,250 and corresponding increase in additional paid-in capital. The compensation cost related to the options is being deferred over a two-year employment period. An adjustment of $8,910 in the selling, general and administrative expense was recorded to recognize the compensation expense for the period ended March 31, 2005.

To conserve cash and to obtain goods and services, the Company may continue to issue options and warrants at discounts to market or issue direct stock grants. In the event that the Company issues additional options and warrants, it is anticipated that the securities will contain cost-free registration rights which will be granted to holders of the options and warrants, and that there may be dilution to the Company's existing stockholders.

To conserve cash and to obtain goods and services, the Company may continue to issue options and warrants at discounts to market or issue direct stock grants. In the event that the Company issues additional options and warrants, it is anticipated that the securities will contain cost-free registration rights which will be granted to holders of the options and warrants, and that there may be dilution to the Company's existing stockholders.

The Company’s capital requirements have been and will continue to be significant. The Company currently has an accumulated deficit due to its history of losses. The Company is dependent upon its efforts to raise capital to finance its future operations, including the cost of manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products.

Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company.

The following table lists the future payments required on debt and any other contractual obligations of the Company:

Payments Due by Period	Future Payments
<1 year	$43,571
1-3 years	2,746,433
4th year	366,666
$3,156,670

In March 2005, the Company signed a lease to occupy premises in Framingham, MA beginning April 1, 2005. This location is our primary corporate office. The lease has a three-year initial term ending March 31, 2008 and a base rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year after that initial term. The lease also has a one-year renewal option at an annual base rental rate of approximately $40,500.

There can be no assurance that the Company will be able to obtain the additional capital resources necessary to implement or continue its programs, or that such financing will be available on commercially reasonable terms or at all. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. There can be no assurance that the Company will be able to sell its securities on commercially reasonable terms or to enter into agreements with corporate partners on favorable terms or at all. The Company’s future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company’s products in various countries, including the U.S., the extent and timing of the acceptance of the Company’s products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our judgments and estimates, including those related to bad debts, inventories, investments, intangible assets, income taxes, revenue recognition, restructuring costs, contingencies, and litigation. We base our judgments and estimates on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in Note 1 to the financial statements included in Item 7 of this Report. We consider the following accounting estimates, which have been discussed with our Audit Committee, to be most critical in understanding the more complex judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition, and cash flows.

REVENUE RECOGNITION. The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates, and returns.

ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLE. Accounts receivable are reduced by an estimated allowance for amounts that may become uncollectible in the future. On an ongoing basis, we perform credit evaluations of our customers and adjust credit limits based upon the customer’s payment history and creditworthiness, as determined by a review of their current credit information. We also continuously monitor collections and payments from our customers.

Based upon historical experience and any specific customer collection issues that are identified, we use our judgment to establish and evaluate the adequacy of our allowance for estimated credit losses, which was $55,495 at December 31, 2004 and $5,000 at December 31, 2003. At December 31, 2004, $181,616 or 60% of our accounts receivable were due from our two largest customers. Any significant changes in the liquidity or financial position of this customer, or others, could have a material adverse impact on the collectibility of our accounts receivable and future operating results.

INVENTORIES. Our inventories are valued at the lower of cost or market, determined on a first-in, first-out basis, and include the cost of raw materials. The majority of our inventories are subject to expiration dating. We continually evaluate the carrying value of our inventories and when, in the opinion of management, factors indicate that impairment has occurred, either a reserve is established against the inventories’ carrying value or the inventories are completely written off We base these decisions on the level of inventories on hand in relation to our estimated forecast of product demand, production requirements over the next twelve months and the expiration dates of raw materials and finished goods. Presently we order raw materials and produce finished goods to confirmed orders, thereby reducing the risk of losses due to product expiration.

LONG-LIVED AND INTANGIBLE ASSETS. Our long-lived assets are comprised of property and equipment and our intangible assets primarily consist of patents and product rights. Together, these assets have a net book value of approximately $738,000 or 52% of our total assets at December 31, 2004. Property and equipment, patents and product rights are amortized on a straight-line basis over their useful lives, which we determine based upon our estimate of the period of time over which each asset will generate revenues. An impairment of long-lived or intangible assets could occur whenever events or changes in circumstances indicate that the net book value of these assets may not be recoverable. Events which could trigger an asset impairment include significant underperformance relative to expected historical or projected future operating results, significant changes in the manner of our use of an asset or in our strategy for our overall business, significant negative industry or economic trends, shortening of product life-cycles or changes in technology. If we believe impairment of an asset has occurred, we measure the amount of such impairment by comparing the net book value of the affected assets to the fair value of these assets, which is generally determined based upon the present value of the expected cash flows associated with the use of these assets. If the net book value exceeds the fair value of the impaired assets, we would incur an impairment expense equal to this difference. We currently believe the future cash flows to be received from our long-lived and intangible assets will exceed their book value and, as such, we have not recognized any impairment losses through December 31, 2004. Any unanticipated significant impairment in the future, however, could have a material adverse impact to our balance sheet and future operating results.

DEFERRED TAX ASSETS. We have a history of loss, which has generated a sizeable federal tax net operating loss (“NOL”) carryforward of approximately $44 million as of December 31, 2004. The deferred tax asset associated with these NOLs and other temporary differences is approximately $17 million at December 31, 2004. Under generally accepted accounting principles, we are required to record a valuation allowance against our deferred tax asset if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of taxable income in the future. Due to the size of the NOL carryforward in relation to our history of unprofitable operations, we have not recognized any of our net deferred tax asset. It is possible that we could be profitable in the future at levels which would cause us to conclude that it is more likely than not that we will realize all or a portion of the deferred tax asset. Upon reaching such a conclusion, we would immediately record the estimated net realizable value of the deferred tax asset at that time and would then begin to provide for income taxes at a rate equal to our combined federal and state effective rates, which we believe would approximate 40%. Subsequent revisions to the estimated net realizable value of the deferred tax asset could cause our provision for income taxes to vary significantly from period to period.

CONTINGENCIES. In the ordinary course of business, we have entered into various contractual relationships with strategic corporate partners, customers, distributors, research laboratories and universities, licensors, licensees, suppliers, vendors and other parties. As such, we could be subject to litigation, claims or assessments arising from any or all of these relationships. We account for contingencies such as these in accordance with Statement of Financial Accounting Standards No. 5, “Accounting for Contingencies” (“SFAS 5”). SFAS 5 requires us to record an estimated loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies arising from contractual or legal proceedings requires that we use our best judgment when estimating an accrual related to such contingencies. As additional information becomes known, our accrual for a loss contingency could fluctuate, thereby creating variability in our results of operations from period to period. Likewise, an actual loss arising from a loss contingency which significantly exceeds the amount accrued for in our financial statements could have a material adverse impact on our operating results for the period in which such actual loss becomes known.

RECENT ACCOUNTING PRONOUNCEMENTS AFFECTING THE COMPANY

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. . The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (other than those filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company is currently evaluating the impact of the adoption of this Statement.

The Company announced the appointments of Mr. Steven Peltzman as CEO effective March 25, 2005, and Mr. D. Bruce Pattison as President and Chief Operating Officer effective May 2, 2005. Mr. Peltzman and Mr. Pattison worked closely as consultants with the Company for several months prior to their appointments. Each has more than thirty years experience with technology based health-care companies serving diagnostic and therapeutic market segments.

On January 19, 2005 the Company’s board authorized the issuance of up to $3,000,000 of 9% Convertible Debentures. These debentures carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the share price established by the Company’s next raise of equity or $1 per share. As of March 31, 2005, the Company had not closed the entire funding but had sold an aggregate of $1,100,000 in convertible debentures. During April, May, and June 2005, subsequent to the balance sheet date, an additional $811,754 in convertible debentures were sold. In connection therewith, the Company entered into a Registration Rights Agreement with the purchasers of convertible debentures. Included in this registration statement are 4,500,000 shares which may be issuable in the event the Company sells up to an additional $1,088,246 of convertible debentures. The sale of convertible debentures was made solely to accredited investors pursuant to Regulation D and Section 4(2) of the Securities Act of 1933.

DESCRIPTION OF PROPERTY

The Company has occupied its current leased premises at 1 Clarks Hill Road in Framingham, Massachusetts since April 1, 2005. The lease has a three-year initial term ending March 31, 2008 with a base rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year after the initial annual term. The lease has a one-year renewal option at an annual base rental rate of approximately $40,500.

The Company believes its existing facilities are adequate for its current requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to an agreement dated October 1999 and later amended as to amount and expiration date, Helenka Bodner, agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2004, up to the sum of $1,500,000 at an interest rate of 12% per annum. The amount borrowed as of December 31, 2003 was $227,837 Pursuant to the terms of the loan instrument, the loan was convertible, at the option of the holder, into Common Stock of the Company upon terms similar to the Series B Preferred Stock (i.e. 75% of the closing bid price for the five prior days of conversion). In accordance with EITF Issue 98-5, the Company had evaluated that the convertible debt had a beneficial conversion feature as the exercise price was less than the fair value of the Company’s common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $221,853 for the years ended December 31, 2003; and corresponding additional paid-in capital account. The conversion feature inherent in the convertible debts was recognized at the commitment date since the debt was immediately convertible. This loan was repaid in 2004.

Under the terms of a promissory note dated January 2004, Helenka Bodner agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the Hema-Strip™ HIV Rapid Test. The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of June 30, 2005, this loan has been repaid.

As of December 31, 2004, this shareholder loaned the Company $192,778. The loan was repaid in 2005, bore no interest and had no conversion features. The loan was repaid in June 2005.

Under the terms of a promissory note dated February 2003, Jules Nordlicht, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder for additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum. The shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of June 30, 2005, the loan balance to the shareholder aggregated $1,932,099. The Company has agreed to allow the lender to file a Uniform Commercial Code (UCC) Lien on the Company’s equipment and patents as security for this loan.

Resonance Limited, a shareholder, is owed $6,624 as of June 30, 2005. The loan bears no interest and is due on demand.

The Company agreed to issue 80,000 shares of the Company common stock with a restrictive legend in July 2002 to resolve a dispute regarding the rights of Brian Bramell et al., to additional common stock of the Company as set forth in a prior stock subscription agreement. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a settlement expense and related accrual of $67,200 in the September 2002 financial statements. The common stock was authorized for issuance in October 2003.
In February 2003, Helenka Bodner, elected to convert an aggregate total of $382,500 in convertible debt held into 8,500,000 shares of the Company’s common stock.

On February 19, 2003, the Company authorized the issuance of 6,000,000 shares of common stock with a restrictive legend to Jules Nordlicht as additional compensation for financing the Company’s equipment purchases and FDA clinical trials. The shares were valued at $252,000 as of this date and recorded as deferred costs on the 2003 balance sheet.

In February 2003, the Company issued to Leo Ehrlich, then President and CEO, 4,000,000 shares of common stock with a restrictive legend in lieu of compensation for past services. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a payroll expense and related accrual of $168,000 in the 2002 audited financial statements.

In February 2003, the Company’s Board of Directors authorized the issuance of three million shares of its common stock with a restrictive legend, under a contractual agreement with three individuals, who are experienced in both the diagnostic industry and FDA approval process, to participate and act as the Company’s Business Advisory Board. These individuals paid $.001 per share which represents par value. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense of $126,000 to reflect this transaction. These shares were issued in October of 2003.

In November 2003, the Company issued 1,000,000 warrants to Jules Nordlicht to purchase 1,000,000 shares of common stock at an exercise price of $.01 per share. The warrants expiring December 31, 2013, were issued to secure a funding of $500,000 to be used for clinical trials and equipment purchases. These warrants were valued at $60,000 and were recorded as deferred costs on the 2003 balance sheet.

In December 2003, the Company issued 60,000 warrants to purchase 60,000 shares of common at a n exercise price of $.01 per share when the market price of our common stock was $0.10. The warrants expire on December 31, 2007, and were issued for legal services and valued at $9,000.

In March 2004, the Company’s Board of Directors authorized the issuance of warrants to C. Ravad to purchase 3,250,000 shares of its common stock, as compensation for services he rendered in introducing the Company’s products to international distributors. The warrants are exercisable at a price of $.01 per share and were issued when the market price of our common stock was $1.05. The warrants expire December 31, 2013. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense and related additional paid-in capital of $2,388,750 at December 31, 2003.

MARKET FOR COMMON EQUITY, RELATED STOCKHOLDER MATTERS

As of March 2002, the Company’s common stock began trading on the NASD “Bulletin Board” market with a new symbol “SVAD”.

The following table sets forth the high and low bid quotations as reported by the OTC Bulletin Board and “Pink Sheets” for each quarter in 2004 and 2003. The OTC Bulletin Board and “Pink Sheets” quotations represent prices between dealers, and do not include retail markup, markdown or commissions, and may not represent actual transactions.

	HIGH	LOW
2005
First Quarter	$3.40	$2.00
Second Quarter	$3.40	$2.25

2004	HIGH	LOW
First Quarter	$1.20	$0.10
Second Quarter	2.05	1.01
Third Quarter	2.25	1.50
Fourth Quarter	2.10	2.00

	HIGH	LOW
2003
First Quarter	$0.20	$0.06
Second Quarter	1.01	0.10
Third Quarter	0.25	0.11
Fourth Quarter	0.90	0.10

On June 30, 2005 the last reported sale price of the Common Stock on the NASD “Bulletin Board” market was $2.25 per share.

Effective with the close of the market on March 10, 1998, the Company’s securities were delisted from The NASDAQ SmallCap Market for failure to meet the new NASDAQ continued listing requirements. Trading, if any, in the Company’s securities is and will be conducted in the over-the-counter market on the OTC Bulletin Board, an electronic bulletin board established for securities that do not meet the NASDAQ listing requirements. There were approximately 558 shareholders of record and approximately 3,000 beneficial owners of the Company’s common stock at March 01, 2005 There were no cash dividends declared or paid in fiscal years 2004 or 2003. The Company does not anticipate declaring such dividends in the foreseeable future.

The following securities were sold by the Company during the 2004 and 2003 fiscal years in reliance upon the exemption from the registration provisions of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering.

Pursuant to an agreement dated October 1999 and later amended as to amount and expiration date, Helenka Bodner, agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2004, up to the sum of $1,500,000 at an interest rate of 12% per annum. The amount borrowed as of December 31, 2003 was $227,837. Pursuant to the terms of the loan instrument, the loan was convertible, at the option of the holder, into Common Stock of the Company upon terms similar to the Series B Preferred Stock (i.e. 75% of the closing bid price for the five prior days of conversion). In accordance with EITF Issue 98-5, the Company had evaluated that the convertible debt had a beneficial conversion feature as the exercise price was less than the fair value of the Company’s common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $221,853 for the years ended December 31, 2003; and corresponding additional paid-in capital account. The conversion feature inherent in the convertible debts was recognized at the commitment date since the debt was immediately convertible. This loan was repaid in 2004.

Under the terms of a promissory note dated January 2004, Helenka Bodner agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the Hema-Strip™ HIV Rapid Test. The shareholder reserved the right to demand payment in full or in part at anytime on or after December 31, 2005. This loan was repaid in June 2005.

As of December 31, 2004, this shareholder loaned the Company $192,778. The was repaid in June 2005. It bore no interest and had no conversion features.

Under the terms of a promissory note dated February 2003, Jules Nordlicht agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder for additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval . In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum. The shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of June 30, 2005, the loan balance to the shareholder aggregated $1,932,099. The Company has agreed to allow the lender to file a Uniform Commercial Code (UCC) Lien on the Company’s equipment and patents as security for this loan.

Resonance Limited, a shareholder, is owed $6,624 as of June 30, 2005. The loan bears no interest and is due on demand.

The Company agreed to issue 80,000 shares of the Company common stock with a restrictive legend in July 2002 pursuant to a dispute regarding the rights of Brian Bramell et al., to additional common stock of the Company as set forth in a prior stock subscription agreement. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a settlement expense and related accrual of $67,200 in the September 2002 financial statements. The common stock was authorized for issuance issue in October 2003.

In February 2003, Helenka Bodner, elected to convert an aggregate total of $382,500 in convertible debt held into 8,500,000 shares of the Company’s common stock.

On February 19, 2003, the Company authorized the issuance of 6,000,000 shares of common stock to Jules Nordlicht with a restrictive legend as additional compensation for financing the Company’s equipment purchases and FDA clinical trials. The shares were valued at $252,000 as of this date and recorded as deferred costs on the 2003 balance sheet.

In February 2003, the Company issued to Leo Ehrlich, then President and CEO, 4,000,000 shares of common stock with a restrictive legend in lieu of compensation for past services. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a payroll expense and related accrual of $168,000 in the 2002 audited financial statements.

In February 2003, the Company’s Board of Directors authorized the issuance of three million shares of its common stock with a restrictive legend, under a contractual agreement with three individuals, who are experienced in both the diagnostic industry and FDA approval process, to participate and act as the Company’s Business Advisory Board. These individuals paid $.001 per share which represents par value. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense of $126,000 to reflect this transaction. These shares were issued in October of 2003.

In November 2003, the Company issued 1,000,000 warrants to Jules Nordlicht to purchase 1,000,000 shares of common stock at an exercise price of $.01 per share. The warrants expiring December 31, 2013, were issued to secure a funding of $500,000 to be used for clinical trials and equipment purchases. These warrants were valued at $60,000 and were recorded as deferred costs on the 2003 balance sheet.

In December 2003, the Company issued 60,000 warrants exercisable to purchase 60,000 shares of Saliva Diagnostic Systems, Inc. Common Shares, par value $.001 at a price of $.01 per share when the market price of our common stock was $0.10. The warrants expire December 31, 2007, and were issued for legal services valued at $9,000.

In March 2004, the Company’s Board of Directors authorized the issuance of warrants to C. Ravad to purchase 3,250,000 shares of its common stock, as compensation for services he rendered in introducing the Company’s products to international distributors. The warrants are exercisable at a price of $.01 per share and were issued when the market price of our common stock was $1.05. The warrants expire December 31, 2013. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense and related additional paid-in capital of $2,388,750 at December 31, 2003.

As of March 25, 2005, and May 2, 2005, respectively, the Company issued to each of Steven Peltzman, the Company’s CEO, and Bruce Pattison, the Company’s President and COO, warrants to purchase 100,000 shares of its common stock
Messrs. Peltzman and Pattison each own stock options, vesting from October 2005 through October 2007 on the condition of their continued employment, to purchase 450,000 shares of common stock at an exercise price at the lower of $1.00 or the share price established in a subsequent sale of common stock.

Dividends

 The Company has not paid cash dividends and does not anticipate paying cash dividends on the Common Stock in the foreseeable future.

EXECUTIVE COMPENSATION

The following table provides summary information for 2004 and 2003 concerning compensation earned by and paid to the Company’s Chief Executive Officer.

	ANNUAL COMPENSATION (1)			LONG TERM COMPENSATION
Compensation	Fiscal Year	Salary	Other Annual Compensation	Awards Securities Underlying Options (#)	All Other
Leo Ehrlich	2004	$86,250
President, and Chief Financial Officer	2003	$75,000

(1) Amounts shown include compensation earned in each respective fiscal year.

No bonuses were paid in any of the fiscal years reported.

SALIVA DIAGNOSTIC SYSTEMS, INC.
FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Saliva Diagnostic Systems, Inc.
Brooklyn, New York

We have audited the accompanying balance sheets of Saliva Diagnostic Systems, Inc. (a Delaware Corporation) as of December 31, 2004 and 2003, and the related statements of operations, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has negative working capital and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

__________________
Lazar Levine & Felix LLP

New York, NY
March 28, 2005

SALIVA DIAGNOSTIC SYSTEMS, INC.
BALANCE SHEETS
AS OF DECEMBER 31 2004 AND 2003

	2004	2003

ASSETS
Current assets:
Cash and cash equivalents	$148,630	$24,182
Accounts receivable, less allowance for doubtful accounts of $55,495(2004) and $5,000 (2003)	248,279	197,114
Royalty receivable	-	9,078
Subscription receivable	-	2,000
Inventories	102,027	71,589
Other current assets	-	31,004
Total current assets	498,936	334,967

Property and equipment, less accumulated depreciation of $518,675 and $490,562 for 2004 and 2003, respectively	73,269	52,044
Equipment under construction	603,111	169,750
Patents and trademarks, less accumulated amortization of $115,220 and $105,146 for 2004 and 2003, respectively	62,046	56,494
Deferred costs, less accumulated amortization of $141,600 (2004) and 56,402 in (2003)	170,400	255,598
Deposits	800	800
	$1,408,562	$869,653

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Bank Overdraft	$26,953	$-
Note payable - shareholders	243,398	254,461
Accounts payable	129,222	131,671
Customer advances	18,465	-
Accrued expenses	356,081	414,051
Payroll and payroll taxes payable	231,328	85,712
Total current liabilities	1,005,447	885,895

Long-term debt:
Note payable - shareholders	2,069,839	1,370,000
Total liabilities	3,075,286	2,255,895

Commitments and contingencies
Shareholders’ deficit:
Series 1998-B Convertible Preferred Stock: 1,645 shares authorized, none issued and outstanding	-	-
Common stock, $.001 par value, 50,000,000 shares authorized, issued and outstanding: 30,509,491 shares (2004) and (2003)	30,509	30,509
Additional paid-in capital	42,073,056	42,073,056
Accumulated deficit	(43,770,289)	(43,489,807)
Total shareholders’ deficit	(1,666,724)	(1,386,242)
	$1,408,562	$869,653

The accompanying notes are an integral part of these financial statements.

SALIVA DIAGNOSTIC SYSTEMS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Years Ended December 31,
	2004	2003

Revenues:
Product sales	$1,388,274	$734,817
Royalty income	10,376	10,930
Total revenues	1,398,650	745,747
Cost of products sold	501,000	301,633

Gross profit	897,650	444,114

Operating Expenses:
Research and development expenses	459,258	800,928
Selling, general and administrative expenses	521,628	2,967,799
Total costs and expenses	980,886	3,768,727

Loss from operations	(83,236)	(3,324,613)

Interest expense - net	(322,571)	(423,674)
Other income - net	125,325	12,811

Net loss	$(280,482)	$(3,735,476)

Basic and diluted loss per share	$(0.01)	$(0.14)

Shares used in basic and diluted per share calculations	30,509,700	27,504,450

The accompanying notes are an integral part of these financial statements.

SALIVA DIAGNOSTIC SYSTEMS, INC.
STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Series 1998-B Preferred Stock		Additional Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, January 1, 2003 - restated	8,929,491	$8,929	-	$-	$38,419,333	$(39,754,331)	$(1,326,069)
Common stock issued to members of Business Advisory Board	3,000,000	3,000	-	-	123,000	-	126,000
Common stock issued in lieu of compensation	4,000,000	4,000	-	-	164,000	-	168,000
Common stock issued in connection with financing	6,000,000	6,000	-	-	246,000	-	252,000
Conversion of notes and interest payable to common stock	8,500,000	8,500	-	-	374,000	-	382,500
Common stock issued as a part of legal settlement to non-employee	80,000	80	-	-	67,120	-	67,200
Warrants issued for legal services	-	-	-	-	9,000	-	9,000
Warrants issued in connection with financing	-	-	-	-	60,000	-	60,000
Warrants issued for consulting services	-	-	-	-	2,388,750	-	2,388,750
Beneficial conversion feature of convertible notes	-	-	-	-	221,853	-	221,853
Net loss	-	-	-	-	-	(3,735,476)	(3,735,476)
Balances, December 31, 2003	30,509,491	$30,509	-	-	42,073,056	(43,489,807)	(1,386,242)
Net loss	-	-	-	-	-	(280,482)	(280,482)
Balances, December 31, 2004	30,509,491	$30,509	-	-	$42,073,056	$(43,770,289)	$(1,666,724)

The accompanying notes are an integral part of these financial statements.

SALIVA DIAGNOSTIC SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(280,482)	$(3,735,476)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	38,187	35,893
Amortization of deferred costs	85,198	56,402
Write off of accounts receivable	50,495	120,033
Stock issuance for consulting services	-	2,511,750
Stock issuance for litigation settlement	-	67,200
Stock issuance for legal services	-	9,000
Beneficial conversion feature of convertible debt	-	221,853
Changes in current assets and liabilities:
Bank overdraft	26,953
Accounts receivable	(101,660)	(37,523)
Royalty receivable	9,078	(930)
Subscription receivable	2,000	1,000
Inventories	(30,438)	(54,236)
Other current assets	31,004	(13,500)
Accounts payable and accrued expenses	101,175	17,439
Other current liabilities	145,616	70,740
Net cash provided by (used in) operating activities	77,126	(730,355)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment	(482,699)	(150,465)
Acquisitions of patents and trademarks	(15,626)	-
Net cash used in investing activities	(498,325)	(150,465)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from shareholder loans	1,535,858	2,040,600
Repayment of shareholder loans	(990,211)	(1,137,498)
Net cash provided by financing activities	545,647	903,102

Net increase in cash and cash equivalents	124,448	22,282
Cash and cash equivalents, beginning of year	24,182	1,900
Cash and cash equivalents, end of year	$148,630	$24,182

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$124	$-
Cash paid for taxes	$2,503	$-
SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
Conversion of notes payable and accrued interest into common stock	$-	$382,500
During 2003, the Company obtained financing from a shareholder. As consideration, the Company issued 6 million shares of common stock, valued at $252,000, and 1 million warrants, valued at $60,000, to the shareholder.	$-	$312,000
During 2004, accrued interest of $143,129 for shareholder’s loans was added to the loan balance as principal.	$143,129	$-

The accompanying notes are an integral part of these financial statements

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS:

Saliva Diagnostic Systems, Inc., a Delaware corporation (“the Company”), is primarily engaged in the development, manufacture and marketing of rapid in-vitro assays for use in the detection of infectious diseases and other conditions, and medical specimen collection devices. The Company is currently marketing its medical specimen collection devices both in the U.S. and overseas.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and short-term highly liquid investments purchased with original or remaining maturities of three months or less.

ACCOUNTS RECEIVABLE

Accounts receivable have been reduced by an allowance for amounts that may become uncollectible in the future. This estimated allowance is based primarily on management’s evaluation of specific balances as the balances become past due, the financial condition of our customers and our historical experience of write-offs.

INVENTORIES

Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful lives of the assets.

Useful lives are generally as follows:

Machinery and equipment	seven years
Vehicles	five years

Depreciation expense charged to operations for the year ended 2004 and 2003 amounted to $28,114 and $26,672.

PATENTS AND TRADEMARKS

 Patents and trademarks consist of costs associated with the acquisition of patents and trademarks. Patents and trademarks are amortized using the straight-line method over 17 years. Accumulated amortization was $115,220 and $105,146 at December 31, 2004 and 2003, respectively. Amortization expense for 2004 and 2003 was $10,075 and $9,508, respectively. Amortization expense for each of the five succeeding fiscal years is estimated at $11,000 for 2005, $13,500 for 2006, $15,000 for 2007, $15,000 for 2008, and $14,500 for 2009.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.	THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” if indicators of impairment exist, we assess the recoverability of the affected long-lived assets, which include property and equipment and patents and product rights, by determining whether the carrying value of such assets can be recovered through the sum of the undiscounted future operating cash flows and eventual disposition of the asset. If impairment is indicated, we measure the amount of such impairment by comparing the carrying value of the assets to the fair value of these assets, which is generally determined based on the present value of the expected future cash flows associated with the use of the asset. We believe the future cash flows to be received from our long-lived assets will exceed the assets’ carrying value, and accordingly we have not recognized any impairment losses through December 31, 2004.

REVENUE RECOGNITION

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Under SAB 104, revenue is recognized when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable, and collectibility is reasonably assured. Revenue typically is recognized at time of shipment. Sales are recorded net of discounts, rebates, and returns.

PRODUCT LIABILITY

The Company has not established any allowance for product liability at present because of the limited distribution and product sale history. In addition, the bulk of the revenues from our saliva collection products are from sales to manufacturers who use our product as a component to their test; furthermore, they may substantially alter the product by opening it up and adding their own buffer to it before sealing, repackaging, re-labeling and incorporating into their product kit.

RESEARCH AND DEVELOPMENT

Research and development expenditures include those costs associated with the Company’s on-going research and development activities. All research and development costs are expensed as incurred.

INCOME TAXES

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1. THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

LOSS PER SHARE

Basic earnings (loss) per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

A net loss was reported in both 2004 and 2003, and accordingly, the denominator is equal to the weighted average outstanding shares with no consideration for outstanding options, warrants or convertible preferred stock to purchase shares of the Company’s common stock, because to do so would have been anti-dilutive.

In accordance with SFAS 128, the following table reconciles basic shares outstanding to fully diluted shares outstanding:

	For the Years Ended December 31
	2004	2003
Weighted average number of common shares	30,509,700	27,504,450
Incremental shares for assumed conversions of stock options/warrants	-	-
Weighted average number of common and equivalent shares outstanding - diluted	30,509,700	27,504,450

Stock options and warrants outstanding aggregating 4,363,000 shares at December 31, 2004 and 2003, were not included in the computation of diluted EPS as they were antidilutive.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK/ FAIR VALUE

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company maintains its cash and cash equivalents with what it believes to be various high quality banks. Amounts held in individual banks may periodically exceed, for brief time periods, federally insured amounts. Our accounts receivable consist of amounts due from customers located throughout the world. In the future, the Company will need to solicit primarily foreign customers for its products, which may subject the Company to higher than ordinary credit risks.

SEGMENT REPORTING

The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 131 "Disclosure About Segments and Related Information" ("SFAS 131"). SFAS 131 requires public companies to report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity-wide disclosures about the product, services an entity provides, the material countries in which it holds assets and reports revenues, and its major customers. The Company's business segments are disclosed in Note 15.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.	THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

ADVERTISING COSTS

Advertising costs when incurred, would be included in selling expenses and expensed. No advertising costs were incurred for the years ended December 31, 2004 and 2003,.
SHIPPING AND HANDLING COSTS

Shipping and handling costs associated with inbound freight are included in cost of sales. Shipping and handling costs associated with outbound freight are included in selling, general and administrative expenses.

RECENT ACCOUNTING PRONOUNCEMENTS AFFECTING THE COMPANY

In November 2004, the FASB issued SFAS No. 151 "Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 clarify that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and require the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company has evaluated the impact of the adoption of SFAS 151, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

In December 2004, the FASB issued SFAS No.153, "Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions." The amendments made by Statement 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Opinion 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. Opinion 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. The Board believes that exception required that some nonmonetary exchanges, although commercially substantive, be recorded on a carryover basis. By focusing the exception on exchanges that lack commercial substance, the Board believes this Statement produces financial reporting that more faithfully represents the economics of the transactions. The Statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this Statement shall be applied prospectively. The Company has evaluated the impact of the adoption of SFAS 152, and does not believe the impact will be significant to the Company's overall results of operations or financial position.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

1.	THE COMPANY AND SUMMARY OF CRITICAL ACCOUNTING POLICIES (CONTINUED)

In December 2004, the FASB issued SFAS No.123 (revised 2004), "Share-Based Payment". Statement 123(R) will provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Statement 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Statement 123(R) replaces FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. Statement 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in Opinion 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Public entities (filing as small business issuers) will be required to apply Statement 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company is currently evaluating the impact of the adoption of this Statement.

2.	SUBSTANTIAL DOUBT REGARDING ABILITY TO CONTINUE AS A GOING CONCERN

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company’s collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $43,770,289 at December 31, 2004. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Despite the Company’s financings in 2004 and 2003 (See Notes 9 and 10), substantial additional financing will be required in future periods.

The Company’s capital requirements have been and will continue to be significant. The Company’s capital base is smaller than that of many of its competitors, and there can be no assurance that the Company’s cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company’s future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company’s products in various countries, including the United States, the extent and timing of the acceptance of the Company’s products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s significant operating losses and significant capital requirements, however, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. INVENTORIES
Inventories consisted of the following:
	December 31,
	2004	2003
Raw materials	$87,407	$55,157
Finished goods	14,620	16,432
	$102,027	$71,589

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
4. PROPERTY AND EQUIPMENT
Property and equipment consisted of the following:
	December 31,
	2004	2003
Machinery and equipment	$567,003	$517,665
Vehicles	24,941	24,941
	591,944	542,606
Less: accumulated depreciation and amortization	(518,675)	(490,562)
	$73,269	$52,044

5.  EQUIPMENT UNDER CONSTRUCTION

In 2004, the Company entered into agreements with vendors to have custom assembly machinery built. To date the Company has recorded charges of $603,111 towards this construction. As of December 31, 2004 the Company expects additional costs of $85,000 to complete this machinery and expects to be invoiced for this amount by March 31, 2005. As of March 1, 2005 the Company has already taken delivery of certain Equipment-under-construction. The Company expects all Equipment-under-construction to be placed in service by May 2005.

6. LETTER OF INTENT

In November 2000, the Company entered into a letter of intent whereby they would acquire all the outstanding shares of Chembio Diagnostic Systems, Inc. (CDS). This acquisition would be accounted for as a reverse acquisition and would result in the CDS shareholders holding a majority of the common stock of the Company.

As of May 20, 2002, the Company announced that it had terminated merger discussions with CDS. In April 2003, the Company and CDS terminated all business relationships. Considering the financial condition of CDS and the costs of collecting an amount due from them, the Company made a full reserve of $120,033 against this receivable in 2003 (See also Note 15- Litigation).

7. DEFERRED COSTS
Deferred costs represent the value of shares and warrants issued to a shareholder as consideration for loan financing during the year. As of December 31, 2004, net deferred costs were $170,400, which are being amortized over the life of the loans.

8. ACCRUED EXPENSES

Accrued expenses consist of the following:
	December 31,
	2004	2003
Accrued interest	$228,773	$143,104
Accrued legal expense	112,500	237,825
Other accrued liabilities	14,808	33,122
	$356,081	$414,051

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

9. FINANCING FROM SHAREHOLDERS

Pursuant to an agreement dated October 1999 and later amended as to amount and expiration date, Helenka Bodner, agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2004, up to the sum of $1,500,000 at an interest rate of 12% per annum. The amount borrowed as of December 31, 2003 was $227,837. Pursuant to the terms of the loan instrument, the loan was convertible, at the option of the holder, into Common Stock of the Company upon terms similar to the Series B Preferred Stock (i.e. 75% of the closing bid price for the five prior days of conversion). In accordance with EITF Issue 98-5, the Company had evaluated that the convertible debt had a beneficial conversion feature as the exercise price was less than the fair value of the Company’s common stock on the measurement date. Accordingly, the Company recognized this beneficial conversion feature by charging an interest expense of $221,853 for the year ended December 31, 2003; and corresponding additional paid-in capital account. The conversion feature inherent in the convertible debt was recognized at the commitment date since the debt was immediately convertible. As of December 31, 2004, this loan has been paid off.

Per a promissory note dated January 2004, Helenka Bodner agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the HemaStrip™ HIV Rapid Test. The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of December 31, 2004, the loan balance to this shareholder on this loan aggregated $43,450.

As of December 31, 2004, this shareholder loaned the Company $192,778. The loan is to be repaid in 2005 and bears no interest and has no conversion features. If the loan is repaid after its due dates in 2005, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum from the date of the loan origination.

Per a promissory note dated February 2003, Jules Nordlicht, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval . In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of December 31, 2004, the loan balance to this shareholder aggregated $2,069,839. The Company has agreed to allow the lender (J. Nordlicht) to file a Uniform Commercial Code (UCC) Lien on the Company’s equipment and patents as security for this loan.

Resonance Limited, a shareholder, is owed $7,170 as of December 31, 2004. The loan bears no interest and is due on demand.

10.	EQUITY TRANSACTIONS

In July 2002, pursuant to a dispute regarding the rights of Brian Bramell et al., to additional common stock of the Company as set forth in a prior stock subscription agreement, the Company agreed to issue 80,000 shares of the Company common stock with a restrictive legend. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a settlement expense and related accrual of $67,200 in the September 2002 financial statements. The common stock was authorized for issuance in October 2003.
In February 2003, Helenka Bodner, elected to convert an aggregate total of $382,500 in convertible debt held into 8,500,000 shares of the Company’s common stock.

On February 19, 2003, the Company authorized the issuance of 6,000,000 shares of common stock with a restrictive legend as additional compensation for financing the Company’s equipment purchases and FDA clinical trials. The shares were valued at $252,000 as of this date and recorded as deferred costs on the 2003 balance sheet.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

10.	EQUITY TRANSACTIONS (CONTINUED)

In February 2003, the Company issued to Leo Ehrlich, then President and CEO, 4,000,000 shares of common stock with a restrictive legend in lieu of compensation for past services. Based upon the market value of the common stock on the date of settlement, discounted 30% for its restriction, the Company recorded a payroll expense and related accrual of $168,000 in the 2002 audited financial statements.

In February 2003, the Company’s Board of Directors authorized the issuance of three million shares of its common stock with a restrictive legend, under a contractual agreement with three individuals, who are experienced in both the diagnostic industry and FDA approval process, to participate and act as the Company’s Business Advisory Board. These individuals paid $.001 per share which represents par value. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense of $126,000 to reflect this transaction. These shares were issued in October of 2003.

In November 2003, the Company issued 1,000,000 warrants exercisable to purchase 1,000,000 shares of Saliva Diagnostic Systems, Inc. Common Shares, par value $.001 at a price of $.01 per share. The warrants expiring December 31, 2013, were issued to secure a funding of $500,000 to be used for clinical trials and equipment purchases. These warrants were valued at $60,000 and were recorded as deferred costs on the 2003 balance sheet.

In December 2003, the Company issued 60,000 warrants exercisable to purchase 60,000 shares of Saliva Diagnostic Systems, Inc. Common Shares, par value $.001 at a price of $.01 per share when the market price of our common stock was $0.10. The warrants expiring December 31, 2007, were issued for legal services and valued at $9,000.

In March 2004, the Company’s Board of Directors authorized the issuance of warrants to C. Ravad to purchase 3,250,000 shares of its common stock, as compensation for services he rendered in introducing the Company’s products to international distributors. The warrants are exercisable at a price of $.01 per share and were issued when the market price of our common stock was $1.05. The warrants expire December 31, 2013. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded a consulting expense and related additional paid-in capital of $2,388,750 at December 31, 2003.

11. TRADING IN COMPANY'S SECURITIES

As of March 2002, the Company’s common stock began trading on the NASD “Bulletin Board” market with a new symbol “SVAD”. Prior to such date, the Company’s stock symbol was “SALV”. During 2003 through June 2004 the Company's common stock had traded on the OTC “Pink Sheets”. In June 2004, the Company’s common stock resumed trading on the NASD Bulletin Board market.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

12. STOCK-BASED COMPENSATION PLANS

The Company has two stock option plans, a “1992 Plan”, under which 350,000 shares of its common stock have been reserved for issuance, and a “1994 Plan”, under which an additional 350,000 shares of its common stock have been reserved for issuance. Under both plans, the Company’s Board of Directors may grant either incentive stock options with an exercise price of not less than the fair market value of the common stock at the date of grant or non-qualified stock options with an exercise price of not less than 85% of the fair market value of the common stock at the date of grant. The Board of Directors shall determine the period of each option and the time or times at which options may be exercised and any restrictions on the transfer of stock issued upon exercise of any options. Both plans also provide for certain automatic grants to each non-employee director at a price of 100% of fair market value of the common stock at the time of grant. Options generally vest over a period of six months and are exercisable over a period of five years.

The following table summarizes all stock option activity for options granted under the 1992 Plan and the 1994 Plan, and for non-plan options, during the years ended December 31, 2004 and 2003:
	Number of Options	Option Price Range
Outstanding at January 1, 2003	51,000	$5.00 - $101.50
Options granted	-	-
Options exercised	-	-
Options expired or canceled	-	-
Outstanding at December 31, 2003	51,000	$5.00 - $101.50
Options granted	-	-
Options exercised	-	-
Options expired or canceled	-	-
Outstanding at December 31, 2004	51,000	$5.00 - $101.50

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123 (“SFAS 123”) which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock-based compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 (“APB 25”). Entities electing to remain with the accounting as prescribed by APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans using APB 25.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

12. STOCK-BASED COMPENSATION PLANS (CONTINUED)

The pro forma net loss and loss per share for the years ended December 31, 2004 and 2003 would have been the same as presented in these financial statements since no options were issued during the two year period.

The following table summarizes the information about stock options outstanding at December 31, 2004:

Options Outstanding				Options Exercisable
Range of Exercise Prices Per Share	Number Outstanding at December 31, 2004	Weighted Average Remaining Contractual Life (Months)	Weighted Average Exercise Price Per Share	Number Exercisable at December 31, 2004	Weighted Average Exercise Price Per Share
$5.00-$101.50	51,000	14	$ 19.23	51,000	$ 19.23

The following table summarizes the information about warrants outstanding:

	Number of Warrants	Warrant Price Range
Outstanding at January 1, 2003	6,758	$6.25 - $335
Warrants granted	4,310,000	0.01
Warrants cancelled/expired	(4,400)	-
Outstanding at December 31, 2003	4,312,358	$0.01 - $335
Warrants granted	-	-
Warrants cancelled/expired	(358)	-
Outstanding at December 31, 2004	4,312,000	$0.01 - $335

Of the above warrants, 2,000 expire in 2006 and 4,310,000 in 2013.

13. INCOME TAXES

No provision for Federal income taxes has been made for the years ended December 31, 2004 or 2003, due to the Company’s operating losses. At December 31, 2004, the Company has unused net operating loss carryforwards of approximately $44,000,000 which expire at various dates through 2024. Most of this amount is subject to annual limitations due to “changes in ownership” that have occurred upon the conversion of the Company’s Series 1998-B Convertible Preferred Stock in previous years.

As of December 31, 2004 and 2003, the deferred tax assets related to the net operating loss carryforwards have been fully offset by valuation allowances, since the utilization of such amounts is uncertain. This valuation allowance, which increased by $95,000 during 2004, has been provided due to management’s uncertainty as to the reliability of these deferred tax assets.

Deferred tax assets consist of the following at:

	December 31, 2004	December 31, 2003

Net operating loss Carryforwards	$15,320,000	$15,225,000
Valuation allowance	(15,320,000)	(15,225,000)
Net deferred tax assets	$—	$—

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

14. OPERATING LEASES

The Company’s executive office is currently located in Brooklyn, New York in a facility it sublets on a month-to-month basis. Rent expense for the years ended December 31, 2004 and 2003 aggregated $12,344 and $12,410, respectively.

In March 2005, subsequent to the balance sheet date, the Company signed a lease to occupy premises in Framingham, MA beginning April 1, 2005. This location will be our primary corporate office. The lease has a three-year initial term ending March 31, 2008 and a base annual rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year over that initial term. The lease also has a one-year renewal option at an annual base rental rate of approximately $40,500.

15. COMMITMENTS AND CONTINGENCIES

LITIGATION

In February 1998, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint alleged that Mr. Lealos was entitled to certain cash payments and benefits under an employment agreement whereby he would serve as the Company’s president, and that the Company’s failure to make such payments and grant such benefits constituted anticipatory breach and breach of that contract. The complaint sought damages in excess of $1,000,000. In addition, the complaint alleged that the Company wrongfully rescinded options to purchase 38,500 shares of common stock in breach of a stock option agreement with Mr. Lealos. The Company denied all allegations of the complaint and filed a counterclaim for Mr. Lealos’ wrongful conduct seeking damages of approximately $1,500,000. In January 2005, subsequent to the balance sheet date, the Company and Lealos settled this matter and both sides signed a mutual release agreement. The Company had previously set aside a reserve for this litigation which was $125,325 greater then the final settlement. On December 31, 2004 the Company recognized this amount as income on the settlement of the litigation.

In March 2004, Chembio Diagnostics, Inc. of Long Island, New York commenced an action in Federal Court, Eastern District of New York, seeking a declaration that the Company’s US Patent No. 5,935,864 was invalid and not infringed.  The Company has filed counterclaims for patent infringement seeking an injunction and damages.  Discovery has commenced and the parties are in the midst of filing briefs with the Court that seek different interpretations of the patent.   The Company believes its position is sound, and intends to vigorously defend its intellectual property rights.

In January 2000, the Company received notice from the United States Patent and Trademark Office that Bayer Corporation has filed a petition to cancel the Company’s trademark, HemaStrip™. The petition alleged that the Company’s trademark HemaStrip™ would likely be confused with Bayer’s trademark, HEMASTICK. The Company did not respond to the Petition and in December 2000, the Company received notice that the trademark was cancelled. In November 2003, the Company filed to re-register the trademark in the U.S., and in April 2004 filed in Europe. Bayer has filed opposition to the Company’s trademark and the Company is currently in discussions with Bayer to settle this matter.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

ECONOMIC DEPENDENCY

For the year ended December 31, 2004, sales to three customers were in excess of 10% of the Company’s total sales. Sales to these customers were approximately $584,000, $429,000 and $206,000 and accounts receivable from the customers as of December 31, 2004, aggregated $99,000, $82,616 and $102,477, respectively. The Company is uncertain that the customers will purchase comparable values of the Company’s products in the future. The Company has placed the smallest of these customers on credit hold. Management doesn’t believe the loss of this customer will have a material adverse effect on the Company. The loss of the other customers could have a material adverse effect on the Company.

For the year ended December 31, 2004, purchases from four suppliers were in excess of 10% of the Company’s total purchases. The purchases through December 31, 2004 were approximately $139,000, $96,000, $94,000 and $58,000. The corresponding accounts payable at December 31, 2004, to the suppliers, aggregated approximately $24,000, $9,000, $27,000, and $12,000.

For the year ended December 31, 2003, sales to three customers were in excess of 10% of the Company’s total sales. Sales to these customers were approximately $76,000, $306,000 and $249,000 and accounts receivable from the customers as of December 31, 2003, aggregated $23,000, $66,000 and $62,000, respectively.

For the year ended December 31, 2003, purchases from three suppliers were in excess of 10% of the Company’s total purchases. The purchases through December 31, 2003 were approximately $102,000, $94,000 and $47,000. The corresponding accounts payable at December 31, 2003, to the suppliers, aggregated approximately $4,000, $31,000 and $18,000.

Foreign sales during 2004 and 2003 were approximately $596,000 and $392,000.

Saliva Diagnostics Systems, Inc. attributes product sales to different geographic areas on the basis of the location of the customer. Product sales by geographic area are as follows:

	Year Ended December 31,
	2004	2003
United States	$791,870	$342,878
United Kingdom	429,541	305,779
Canada, Caribbean, and Asia	56,493	42,000
Africa	110,370	44,160
	$1,388,274	$734,817

LICENSING AGREEMENT

Immuno chromatography, the principle on which the Company’s rapid tests are based, is a technology covered by existing patents. The Company has purchased a license from the principal patent holder, Unilever PLC of the U.K., to whom royalty payments are due for all rapid tests sold. To obtain the license, the Company paid approximately $50,000 and will be responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license include those related to HIV, H.pylori, Tuberculosis and Hepatitis A. In 1998, royalties of approximately $26,000 were paid to Unilever PLC.  Management believes that after review of its technology outside counsel, and considering court decisions, the Company’s manufacturing process is not infringing on Unilever patents and no liability for 2004 and 2003 has been accrued.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

INSURANCE

Due to a lack of operations for the years ended December 31, 2004 and 2003, the Company decided to defer its costs by eliminating certain insurance coverage. As operations warrant, the Company will increase or re-instate these eliminated coverages.

ROYALTIES

In October 1999, the Company entered into a contract with Whatman International Limited, and licensed its Omni Swab patent exclusively to Whatman for the life of the patent. The contract also required the transfer of all Omni Swab tooling and equipment to Whatman. The licensing agreement included a $50,000 payment for the value of tooling, rights, and equipment, as well as a $50,000 advance fee to be applied toward future royalty payments. This $50,000 royalty advance was structured as to allow only a maximum of $5,000 of the $50,000 to be offset against owed royalties in any one quarter. The royalty fees due to the Company are based upon the following schedule:

10% of first $100,000 of total annual sales
9% of second $100,000 of total annual sales
8% of third $100,000 of total annual sales
7% of fourth $100,000 of total annual sales
6% of fifth $100,000 and greater of total annual sales

On May 12, 2000, the Company assigned the royalties representing the first 6% of total annual sales to Resonance Limited as consideration for investment banking and other services. The balance of such royalties will continue to accrue to the Company. Net royalties earned under this agreement for the years ended December 31, 2004 and 2003, aggregated $10,376 and $10,930, respectively.

EQUIPMENT PURCHASE COMMITMENTS

In 2004, the Company entered into agreements with vendors to have custom assembly machinery built. The Company expects additional costs of $85,000 to complete this machinery and expects to be invoiced for this amount in 2005.

16.  MANUFACTURING AGREEMENT

In July of 2003, the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation (ABMC) of Kinderhook, NY. Responsibilities of ABMC include manufacturing, assembly, regulatory compliance and documentation of the Company’s HIV test devices. The Company has already completed transferring its technology to ABMC. Based on internal test panels used to test the performance of HIV tests, the Company believes the product’s performance meets the necessary criteria for U.S. Food and Drug Administration (FDA) approval. However, no assurances can be given that the product will meet performance specifications required for FDA approval, until actual FDA approved trials are completed.

SALIVA DIAGNOSTIC SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003

17.  FDA APPROVAL

In May 2002 the Company received its Investigational Device Exemption (IDE) from FDA for approval of its Rapid HIV Hema-Strip Test. Upon termination of all business relationships with its previous contract manufacturer, Chembio Diagnostic Systems, the Company filed a new IDE with the FDA naming American BioMedica Corp. (ABMC) as our contract manufacturer. This submission to the FDA was made in October 2003.The Company has since completed its clinical trials and has submitted all modules to the FDA. Based on the results of the Hema-Strip HIV Test clinical trials completed in March 2004, the Company has reason to believe the product’s performance will meet the necessary criteria for U.S. approval. Should the Company receive PMA approval, it will immediately file for a CLIA (Clinical Laboratory Improvements Amendments) waiver.

The IDE is only the first step in a difficult and financially costly process to receive U.S. A. marketing approval. There is no assurance that the Company will have the financial resources, expertise, ability, or that the product will perform adequately to complete the application process.

18.  SUBSEQUENT EVENTS

As of March 25, 2005, the Company entered into an employment agreement with Mr. Steven Peltzman as the Company’s Chief Executive Officer. Mr. Peltzman has more than thirty years of experience in the general management and commercialization in both public and private healthcare companies ranging from diagnostics and medical devices to biotechnology. From 1991 to 1997 Mr. Peltzman served as Chief Operating Officer of OSI Pharmaceuticals (OSIP) and from 1994 to 1997 was appointed its President. During this period and through 1999 he also served as a Director of OSI Pharmaceuticals, Inc. From 1984 to 1991, Mr. Peltzman was President and Chief Executive Officer of Applied BioTechnology, Inc. Prior to that he spent ten years at Corning Medical and four years at Millipore serving in a number of executive positions. During the past several years, following his retirement from OSI Pharmaceuticals, Mr. Peltzman has been engaged in the interim management, corporate development and /or M&A functions for a number of technology based biopharmaceutical, drug-delivery, and device companies.

During 2004 the Company entered into an investment banking agreement with Burnham Hill Partners which terminated by its term. As compensation for recruiting Mr. Peltzman, the Company paid Burnham Hill Partners a fee and 200,000 warrants exercisable to purchase 200,000 shares of Saliva Diagnostic Systems, Inc. Common Shares, par value $.001 at a price of $.01 per share. The warrants have been exercised on March 16,2005 and the transfer agent has been advised to deliver the shares to the warrant holders.

On January 19, 2005 the Company’s board authorized the issuance of up to three million dollars of convertible debentures. These debentures carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company’s next raise of equity or $1 per share. As of March 1, 2005 the Company had not closed the entire funding but has sold an aggregate of $1,100,000 in convertible debentures.

SALIVA DIAGNOSTIC SYSTEMS, INC.
BALANCE SHEETS

	March 31, 2005	December 31, 2004
	(Unaudited)
	(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,910	$148,630
Accounts receivable, net of allowance for doubtful accounts of $55,495 (2005) and (2004)	286,922	248,279
Inventories	84,010	102,027
Total current assets	391,842	498,936

Property and equipment, net of accumulated depreciation of $528,567 and $518,675	113,562	73,269
Equipment under construction	664,401	603,111
Patents and trademarks, net of accumulated amortization of $117,827 and $115,220	59,439	62,046
Deferred costs, less accumulated amortization of $167,748 and $141,600	304,252	170,400
Deposits	800	800
TOTAL ASSETS	$1,534,296	$1,408,562

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank overdraft	$—	$26,953
Note payable - shareholders	17,221	243,398
Accounts payable	82,037	129,222
Customer advances	455	18,465
Accrued expenses	84,754	356,081
Accrued payroll expense to officers	229,750	161,250
Payroll and payroll taxes payable	106,078	70,078
Total current liabilities	520,295	1,005,447

LONG-TERM DEBT
Debenture payable	1,100,000	—
Note payable - shareholder	1,932,099	2,069,839
TOTAL LIABILITIES	3,552,394	3,075,286

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ DEFICIT:
Series 1998-B Convertible Preferred Stock: 1,645 shares authorized, none issued and outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, issued and outstanding: 31,709,491 shares (2005) and 30,509,491 (2004)	31,709	30,509
Additional paid-in capital	43,293,106	42,073,056
Less: Deferred compensation	(920,340)
Accumulated deficit	(44,422,573)	(43,770,289)
TOTAL SHAREHOLDERS’ DEFICIT	(2,018,098)	(1,666,724)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$1,534,296	$1,408,562

The accompanying notes are an integral part of these statements.

SALIVA DIAGNOSTIC SYSTEMS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(Restated)
REVENUES:
Product Sales	$264,473	$280,198
Royalty Income	546	921

	265,019	281,119
COSTS OF PRODUCTS SOLD	94,346	73,317
Gross profit	170,673	207,802

OPERATING EXPENSES:
Research and development	77,000	210,000
Selling, general and administrative expense	644,672	73,159
	721,672	283,159
Loss from operations	(550,999)	(75,357)

Interest expense	(101,285)	(72,923)
NET LOSS TO COMMON STOCKHOLDERS	$(652,284)	$(148,280)
BASIC AND DILUTED NET LOSS PER SHARE	$(0.02)	$(0.01)
SHARES USED IN BASIC AND DILUTED NET LOSS PER SHARE	30,565,256	30,509,700

The accompanying notes are an integral part of these statements.

SALIVA DIAGNOSTIC SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
	2005	2004
	(Restated)
OPERATING ACTIVITIES:
Net loss	$(652,284)	$(148,280)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Depreciation and amortization	12,499	8,931
Amortization of deferred costs	26,148	21,300
Warrants issued for recruiting services	280,000	—
Amortization of Options granted to employee	8,910	—
Changes in assets and liabilities:
Accounts receivable	(38,643)	(26,619)
Royalty receivable	—	9,078
Subscription receivable	—	2,000
Inventories	18,017	(26,348)
Other current assets	—	(474)
Accounts payable, accrued payroll expense to officers and accrued expenses	(3,249)	56,521
Net cash used in operating activities	(348,602)	(103,891)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(111,475)	(130,312)
Deferred finance cost	(160,000)	—
Net cash used in investing activities	(271,475)	(130,312)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash overdraft	(26,953)	—
Proceeds from shareholder loans	30,000	522,000
Proceeds from issuance of debentures	1,100,000	—
Repayments of shareholder loans	(612,690)	(273,500)
Proceeds from issuance of common stock	2,000	—
Net cash provided by financing activities	492,357	248,500
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(127,720)	14,297

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	148,630	24,182
CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,910	$38,479

SUPPLEMENTAL DISCLOSURE OF NON-CASH FLOW INFORMATION:
During the three month periods ended March 31, 2005 and 2004, the previous year’s balance of accrued interest of $228,773 and $68,265, respectively, for a shareholder’s loan was added to the loan balance as principal.	$228,773	$68,265
During the three month period ended March 31, 2005, 1,000,000 shares of common stock were issued for a warrant conversion at $.01 per share. Payment due of $10,000 was offset to a note payable to this stockholder.	$10,000	—
During the three month period ended March 31, 2005, 550,000 options were granted to an employee and recorded as Additional Paid in Capital and deferred compensation cost.	$929,250	—

The accompanying notes are an integral part of these statements.

1.    Description of Business/Basis of Presentation

Saliva Diagnostic Systems, Inc., (SDS), a Delaware corporation (the “Company”), is primarily engaged in the development and marketing of oral fluid collection devices for the drugs of abuse market, and rapid immunoassays for use in the detection of infectious diseases. The Company believes that its patented proprietary platform for rapid testing for infectious diseases, offers significant advantages over the existing products, including ease-of-use, lower costs, and significantly reduced risk of infection from collecting and handling specimens. In the oral fluid collection market, the Company’s platform has a patented internal quality control that indicates sufficient volume of the oral fluid (“volume adequacy indicator”).

In May 2002, the Company received its Investigational Device Exemption (IDE) from the U.S. Food and Drug Administration (FDA) for its Rapid HIV Hema-Strip™ Test. Upon termination of all business relationships with its then contract manufacturer, Chembio Diagnostic Systems, (CEMI.OB) the Company signed a Manufacturing / Research & Development Agreement with American Bio Medica Corporation, Nasdaq SC (ABMC), of Kinderhook, NY. Responsibilities of ABMC include manufacturing and regulatory compliance of the Company’s HIV test devices. The Company filed a new IDE with the FDA naming ABMC as its contract manufacturer. This IDE submission to the FDA was made in October 2003. Thereafter, the Company completed its clinical trials and had submitted all modules of the Pre-Market Approval (PMA) to the FDA. The FDA has recently requested certain additional testing and the Company is presently completing these tests. Based on the results of the Hema-Strip™ HIV Test clinical trials, the Company has reason to believe the product’s performance meets the necessary criteria for FDA approval. Should the Company receive PMA approval for its rapid HIV test, it will also file for a CLIA (Clinical Laboratory Improvements Amendments) waiver.

SDS is committed to and focused on the completion of the necessary requirements towards obtaining U.S. Food and Drug Administration (FDA) PMA marketing approval of our rapid Hema-Strip™ HIV diagnostic tests in the United States. Although there is no assurance that we will receive approval, we believe that the Hema-Strip™ HIV device format, if approved for detecting antibodies to HIV-1 in fingerstick and venipuncture whole blood, serum and plasma samples, will have certain competitive advantages in the market for rapid HIV testing both in the United States and internationally.

The accompanying unaudited financial statements as of and for the three month periods ended March 31, 2005 and 2004, have been prepared in conformity with accounting principles generally accepted in the United States of America. The financial information as of December 31, 2004, is derived from Saliva Diagnostic Systems, Inc. (the "Company") financial statements included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim filings. In the opinion of management, the accompanying financial statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The accompanying financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2004, as included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004. Operating results for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005, or any other portion thereof.

2.    Substantial Doubt Regarding Ability To Continue As A Going Concern

Significant operating losses - accumulated deficit:

Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company’s collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $44,422,573 at March 31, 2005. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Substantial additional financing will be required in future periods.

The Company’s capital requirements have been and will continue to be significant. The Company’s capital base is smaller than that of many of its competitors, and there can be no assurance that the Company’s cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company’s future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company’s products in various countries, including the United States, the extent and timing of the acceptance of the Company’s products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company’s significant operating losses and significant capital requirements, however, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.    Summary Of Significant Accounting Policies

Accounting Methods
The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy
The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes
The Company utilizes the liability method of accounting for income taxes. Under the liability method deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely that not, that such tax benefits will not be realized.

3.    Summary Of Significant Accounting Policies (continued)

On March 31, 2005, the Company has unused net operating loss carryforwards of approximately $44,000,000 which expire at various dates through 2024. Most of this amount is subject to annual limitations due to “changes in ownership” that have occurred upon the conversion of the Company’s Series 1998-B Convertible Preferred Stock in previous years.

Basic And Diluted Net Income (Loss) Per Share
Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding as if shares had been issued on the exercise of any common or preferred share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Financial And Concentration Risk
The Company has no financial instruments that potentially subject the Company to significant concentration of credit risk.

Property And Equipment
Equipment is reflected at cost and is depreciated on the straight line method over five and seven years.

Patents
Patents have been recorded at cost and are being amortized over their useful lives of 17 years.

Research And Development Costs
Research and development costs, including wages and supplies, used in the research activity, are being expensed as incurred.

Revenue Recognition
Revenue will be recognized on the sale of a product or the completion of a service provided.

Advertising And Market Development
The Company will expense advertising and market development costs as incurred. For the three months ended March 31, 2005, the Company expensed $125 in advertising costs.

Evaluation Of Long-Lived Assets
The Company periodically reviews its long lived assets, including equipment and patents, and makes adjustments, if the carrying value exceeds the fair value.

Financial Instruments
The carrying amounts of financial instruments, including cash and accounts payable, are considered by management to be their fair values due to their short term maturities.

Recent Accounting Pronouncements
The Company does not expect that the adoption of recent accounting pronouncements will have a material impact on its financial statements.

Reclassifications
Certain reclassifications have been made in the December 31, 2004 financial statements to confirm to the current fiscal year presentation.

4.    Restatement

Subsequent to the filing of form 10-QSB for the period ended March 31, 2005, the Company determined that 550,000 options granted to an employee in March of 2005 was not recognized as required under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees (“APB 25”) and related Interpretations to account for the options using the intrinsic value method.

In March of 2005, 550,000 options were granted to an employee per an employment agreement. The Company measured the options based on market value on the date of grant less the exercise price, discounted 30% for its restriction. Of these options, 100,000 are vested immediately and exercisable from June 1, 2005 until June 1, 2015 and remaining options are vested in three equal amounts annually, commencing on October 1, 2005.

On the date of grant, the Company recorded an increase in deferred compensation of $929,250 and corresponding increase in additional paid-in capital. The compensation cost related to the options will be deferred over the two-year employment period. An adjustment of $8,910 in the selling, general and administrative expense was recorded to reflect the amortized portion of the deferred compensation cost and as compensation expense for the period ended March 31, 2005. As a result, the balance sheet as of March 31, 2005 and statements of operations and cash flows for the three-month period ended March 31, 2005 were restated to reflect these changes. The table below details the items affected by the restatement:

	March 31, 2005
	As reported	As Restated
BALANCE SHEET:
Additional paid-in capital	$42,363,856	$43,293,106
Less: Deferred compensation	--	(920,340)
Accumulated deficit	(44,413,663)	(44,422,573)

	For the three months ended March 31, 2005
	As reported	As Restated
STATEMENT OF OPERATIONS:
Selling, general and administrative expense	$635,762	$644,672
Loss from operations	(542,089)	(550,999)
Net loss to common shareholders	(643,374)	(652,284)

	For the three months ended March 31, 2005
	As reported	As Restated
STATEMENT OF CASH FLOWS:
Net loss	$(643,374)	$(652,284)
Amortization of option granted to employees	--	8,910

The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123 ("SFAS 123") which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock-based compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting as prescribed by APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans using APB 25. The Company has computed, for pro forma disclosure purposes, the value of options granted for the three months period ended March 31, 2005 using the Black-Scholes pricing model.

4.    Restatement (Continued)

For the three months ended
March 31, 2005
Net loss to common shareholders
As reported	$(652,284)
Add: Stock-based employee compensation expense included in reported net loss, net of related tax affects	8,910
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax affects
(8,512)
Pro forma	$(651,886)

Basic and diluted net loss per share
As reported	$(0.02)
Pro forma	(0.02)

The fair value of each option grant was estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for 2005: expected volatility of 30%; risk-free interest rate of 4.197%; and expected lives of 5 years.

The effects of applying SFAS 123 (revised 2004) in the above pro forma disclosures are not indicative of future amounts as future amounts are likely to be affected by the number of grants awarded and since additional awards are generally expected to be made at varying prices.

5.    Inventories

Inventories are stated at the lower of cost or market determined on a first-in, first-out basis and are comprised of the following:

	March 31, 2005	December 31, 2004

Raw materials	$72,771	$87,407
Finished goods	11,239	14,620
	$84,010	$102,027

6.    Accrued Expenses

	March 31, 2005	December 31, 2004
Accrued interest	$79,985	$228,773
Accrued legal expense	--	112,500
Other accrued liabilities	4,769	14,808
	$84,754	$356,081

7.    Geographic Area Information

Under the disclosure requirements of SFAS No. 131, “Segment Disclosures and Related Information,” we operate within one segment. Our products are sold principally in the United States and Europe. Segmentation of operating income and identifiable assets is not applicable since all of our revenues outside the United States are export sales.

7.    Geographic Area Information (Continued)

The following table represents total product sales revenue by geographic area:

	Three months ended March 31,
	2005	2004

United States	$147,608	$133,966
United Kingdom	80,948	95,339
Africa	26,490	26,300
Others	9,877	24,593
	$264,473	$280,198

8.    Deferred Costs

Deferred costs represent the value of payments of cash, warrants and shares issued to brokers and a shareholder as consideration for loan financing during the years. In addition deferred costs include $160,000 of cost incurred for the issuance of debentures this quarter. As of March 31, 2005, net deferred costs were $304,252, which are being amortized over the lives of the respective loan and debentures.

9.    Debenture Payable

On January 19, 2005, the Company’s board authorized the issuance of up to three million dollars of convertible debentures. These debentures mature March 31, 2009 and carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the valuation of the Company’s next raise of equity or $1 per share. As of March 31, 2005, the Company had not closed the entire funding but had sold an aggregate of $1,100,000 in convertible debentures. During April 2005, subsequent to the balance sheet date, an additional $260,000 worth of debentures were sold.

10.    Financing From Shareholders

Per a promissory note dated January 2004, Helenka Bodner, a shareholder, agreed to advance or cause to be advanced to the Company from time to time, through December 31, 2005, up to the sum of $1,000,000 at the interest rate of 12% per annum in order to advance the process of the FDA approval of the HemaStrip™ HIV Rapid Test. The shareholder reserves the right to demand payment in full or in part at anytime on or after December 31, 2005. As of March 31, 2005, there was no loan balance on this note.

As of March 31, 2005, Helenka Bodner had loaned the Company $10,597. The loan is to be repaid in 2005 and bears no interest and has no conversion features. If the loan is repaid after its due dates in 2005, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum from the date of the loan origination.

Per a promissory note dated February 2003, Jules Nordlicht, agreed to advance in total or in installments, up to the amount of $1,000,000 to the Company. In November 2003 and August 2004, agreements were executed with this shareholder to cause additional advances in total or in installments up to the amount of $2,500,000 to advance the process of the FDA approval. In consideration for the financing, the Company agreed to repay such borrowed funds with accrued interest at 12% per annum and the shareholder reserves the right to demand payment in full or in part at anytime after December 31, 2006. As of March 31, 2005 the loan balance to this second shareholder aggregated $1,932,099.

Resonance Limited, a shareholder, is owed $6,624 as of March 31, 2005. The loan bears no interest and is due on demand.

11.    Shareholders’ Equity Transactions

For the three months ended March 31, 2005, 200,000 warrants exercisable at a price of $.01 per share, were issued as payment for services rendered to the Company. Based upon the market value of the common stock on the date of issuance, discounted 30% for its restriction, the Company recorded an expense and related additional paid-in capital of $280,000.

These warrants, as well as additional warrants exercisable into 1,000,000 shares previously issued, exercisable at $.01 per share, were converted during March 2005 into common stock, resulting in the issuance of 1,200,000 common shares during this period.

In March of 2005, 550,000 stock options were granted to an employee per an employment agreement. Of these options, 100,000 are vested immediately and exercisable from June 1, 2005 until June 1, 2015 and remaining options are vested in three equal amounts annually, commencing on October 1, 2005. On the date of grant, the Company recorded an increase in deferred compensation of $929,250 and corresponding increase in additional paid-in capital. The compensation cost related to the options is been deferred over a two-year employment period. An adjustment of $8,910 in the selling, general and administrative expense was recorded to recognize the compensation expense for the period ended March 31, 2005.

12.    Contingencies

In March 2005, the Company signed a lease to occupy premises in Framingham, MA beginning April 1, 2005. This location will be our primary corporate office. The lease has a three-year initial term ending March 31, 2008 and a base rental rate starting at approximately $26,350 and increasing to approximately $40,500 per year over that initial term. The lease also has a one-year renewal option at an annual base rental rate of approximately $40,500.

The following table lists the future payments required on debt and any other contractual obligations of the Company:

Payments Due by Period	Future Payments
<1 year	$43,571
1-3 years	2,746,433
4th year	366,666
$3,156,670

Legal Matters

In March 2004, Chembio Diagnostics, Inc. commenced an action in Federal Court, Eastern District of New York, seeking a declaration that the Company’s US Patent No. 5,935,864 was invalid and not infringed.  The Company has filed counterclaims for patent infringement seeking an injunction and damages.  Discovery has commenced and the parties are in the midst of filing briefs with the Court that seek different interpretations of the patent.   The Company believes its position is sound, and intends to vigorously defend its intellectual property rights.

In January 2000, the Company received notice from the United States Patent and Trademark Office that Bayer Corporation has filed a petition to cancel the Company’s trademark, HemaStrip™. The petition alleged that the Company’s trademark HemaStrip™, would likely be confused with Bayer’s trademark, HEMASTICK. The Company did not respond to the Petition and in December 2000, the Company received notice that the trademark was cancelled. In November 2003, the Company filed to re-register the trademark in the U.S., and in April 2004 filed in Europe. Bayer has filed opposition to the Company’s trademark and the Company is currently in discussions with Bayer to settle this matter.
Other than that set forth above, to the best knowledge of the Company, no other material legal proceedings are pending.

Economic Dependency

The Company had two customers that accounted for 87% of product sales (56% and 31%) during the first quarter of 2005 and 69% of product sales (35% and 34%) during the first quarter of 2004. The loss of these customers could have a material adverse effect on the Company.

13.    Subsequent Events

The Company announced the appointment of Mr. D. Bruce Pattison as President and Chief Operating Officer, effective May 2, 2005. Mr. Pattison had been working closely with the Company as a consultant over the past five months. Mr. Pattison has over thirty years experience with technology based health-care companies serving both diagnostic and therapeutic market segments.

In connection with hiring Mr. Pattison, during the Employment Period ending May 2, 2007, the Company will pay a temporary base salary at the annual rate of one hundred twenty thousand dollars ($120,000). Said base salary shall increase to the annual rate of One Hundred Eighty Thousand ($180,000) upon the closing of a financing for the Company with gross proceeds of at least three million dollars ($3,000,000). The Board of Directors may determine, from time to time, in its sole discretion, to pay Mr. Pattison bonuses or additional compensation. Mr. Pattison shall be entitled to participate in all fringe benefits the Company provides for its employees generally, and such other benefits as the Company provides generally for its senior executives. Until such benefit programs are adopted, the Company shall reimburse Mr. Pattison for 75% of Health Insurance and for up to $2,000/yr of Life Insurance premiums. In addition the Company granted 550,000 options to Mr. Pattison to purchase the common stock of the Company (the “Common Stock”), as follows:

(1) Stock options, vested as of the date hereof, exercisable from June 1, 2005 until June 1, 2015, entitling Mr. Pattison to purchase 100,000 shares of the Company's common stock ("Common Stock") at an exercise price of $ 0.10-per share.

(2) Stock options (the "Options") to acquire 450,000 shares of Common Stock only if Mr. Pattison remains employed as of a vesting date. The Options shall vest in three equal amounts annually, commencing on October 1, 2005 at which time one-third, (150,000) of the Options shall vest, and on each of the two anniversaries thereafter, an additional one-third of the Options shall vest, provided that, if Mr. Pattison is terminated without Cause within six months of a vesting date, all Options due to vest as of such date shall vest as of the date of termination. All vested Options shall terminate ten years from issuance. The exercise price shall be equal to the lessor of (i) 66-2/3% of the price per share of Common Stock as established in any Company offering and sale of Common Stock occurring prior to April 30, 2006, and (ii) $1.00 per share. In the event of a termination of Mr. Pattison’s employment for any reason other than for Cause, Mr. Pattison shall have until their expiration to exercise any vested portion of an Option. In the event of an acquisition or change in control of the Company, all unvested options shall immediately vest.

AVAILABLE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with eh Securities and Exchange Commission. Copies of the reports, proxy statements and other information may be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. Some information in the registration statement has been omitted from the this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or

•	obtain a copy form the SEC upon payment of the fees prescribed by the SEC.

LEGAL MATTERS

Krieger & Prager, LLP of 39 Broadway, New York, NY 10006 has advised us about the legality and validity of the shares. Members of Krieger & Prager LLP hold warrants to acquire 60,000 shares of our common stock.

EXPERTS

Our consolidated financial statements as of December 31, 2004 included in this prospectus have been audited by Lazar, Levine & Felix LLP, a registered independent public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws of the Company provide for indemnification by the Company of its directors, officers and employees.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

The Company is in the process of obtaining directors and officers insurance providing indemnification for certain of the Company's directors, officers and employees for certain liabilities.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is an estimate of the expenses that we expect to incur specifically in connection with this registration. We will pay all of these expenses, and the selling shareholder will not pay any of them.

SEC Registration fee		$9,222
Printing and engraving expenses	$	______*
Legal fees and expenses		$45,000*
Accounting fees and expenses		$20,000*
Miscellaneous	$	______*
Total	$	________

*	Estimate, and subject to future contingencies.

RECENT SALES OF UNREGISTERED SECURITIES

Since We have sold $1,911,754 of 9% Convertible Debentures due in January 2009. The holders of 9% Convertible Debentures are entitled to convert principal amounts into shares of common stock, prior to April 30, 2006, at a conversion price equal to the lower of $1.00 or 66.6% of the price of common stock established in any Company offering and sale of common stock occurring prior to March 31, 2006. Interest on the convertible debentures accrues from the date of issue, payable quarterly in cash commencing April 1, 2006. We may seek to sell an additional $1,088,246 in 9% Convertible Debentures.

On January 19, 2005 the Company’s board authorized the issuance of up to $3,000,000 of 9% Convertible Debentures. These debentures carry an interest rate of 9% per year and are convertible into common stock at the lower of 66.6% of the share price established by the Company’s next raise of equity or $1 per share. The Company has not closed the entire funding; as of June 30, 2005 the Company has sold an aggregate of $1,911,754 in convertible debentures to the purchasers listed below. The sale of convertible debentures was made solely to accredited investors pursuant to Regulation D and Section 4(2) of the Securities Act of 1933.

Stephen Sundheim	$200,000
Arie and Shlomo Deri	701,754
Isaac Katan	500,000
Jack Avital	100,000
Abraham Chehebar	100,000
Benor Perez	60,000
Jacob Blau	100,000
ASSIF S.A.	150,000

EXHIBITS

The Exhibits shown in the attached Exhibit Index are either filed herewith or incorporated herein by reference to such Exhibits filed with other documents, as indicated in that Exhibit Index.

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

         (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

(2)    That, for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Framingham, State of Massachusetts, on July, 27 2005.

SALIVA DIAGNOSTIC SYSTEMS, INC.

By:	/s/ Steven Peltzman

Steven Peltzman Chairman, Board of Directors, & CEO

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints ______________ his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his place and stead, in any andall capacities, to sign any and all further amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Person	Capacity	Date

/s/ STEVEN PELTZMAN
STEVEN PELTZMAN	Chairman of the Board of Directors,	July 27, 2005
Chief Executive Officer & Director
(Principal Executive Officer)

/s/ LEO EHRLICH
LEO EHRLICH	Chief Financial Officer & Director	July 27, 2005

/s/ BRUCE PATTISON
BRUCE PATTISON	President & Chief Operating Officer	July 27, 2005

/s/ JOSEPH LEVI
JOSEPH LEVI	Director	July 27, 2005

Exhibit No.	Description
3.1
Certificate of Incorporation, as amended, incorporated by reference to Exhibits 2.1 through 2.6 of the Company’s Registration Statement No. 33-46648 filed on Form S-1 (the “Form S-1”); and to Exhibit 2.7 of the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995

3.2	Certificate of Amendment, dated February 25, 1997, incorporated by reference to Exhibit 2.2 of the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996
3.3
Certificate of Amendment, dated November 21, 1997, incorporated by reference to Exhibit 3.3 of the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 1997 (the “1997 10-KSB”)

3.4	Certificate of Amendment, dated July 31, 1998, incorporated by reference to Exhibit 3.4 of the Company’s Quarterly Report on Form 10-QSB for its fiscal quarter ended June 30, 1998 (the “1998 10-QSB”)

3.5	Company’s By-laws, as amended, incorporated by reference to Exhibit 3.4 of 1997 10-KSB

3.6	Certification of Amendment dated March 18, 2002 incorporated by reference to Company’s Form 14C filing on February 2, 2002

4.1	Specimen of Certificate Representing Common stock, incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (Registration No. 33-46648)

4.2	Form of Underwriter’s Warrant, incorporated by reference to Exhibit 4.2 of the Form S-1.

4.3
7.5% Convertible Debenture due February 28, 1999, issued by the Company to The Tail Wind Fund, Ltd. on March 11, 1997, incorporated by reference to Exhibit 4 to the Company’s Quarterly Report on Form 10-QSB for its fiscal quarter ended March 31, 1997

4.4
Common Stock Purchase Warrant for 8,995 shares, issued by the Company to Grayson & Associates on March 14, 1997, incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form SB-2 (Registration No. 333-26795)

4.5
Letter Agreement dated May 28, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.9 to the Company’s Current Report on Form 8-K dated June 5, 1997 (File No. 000-21284) (the “June 1997 8-K”)

4.6	Letter Agreement dated June 27, 1997 between the Company and The Tail Wind Fund Ltd, incorporated by reference to Exhibit 4.10 to the June 1997 8-K

4.7	Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K

Exhibit No.	Description
4.8
Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997 8-K.

4.9	Registration Rights Agreement dated as of June 30, 1997 between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.4 of the June 1997 8-K.

4.10
Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.5 of the June 1997 8-K.

4.11	Form of Warrant issued to each of Grayson & Associates, Inc. and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the June 1997 8-K.

4.12
Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund, incorporated by reference to Exhibit 10.5 of Amendment No. 1 to the Company’s Registration Statement on Form S-3 dated September 26, 1997 (Registration No. 333-33429) (the “S-3/A”).

4.13	Registration Rights Agreement dated as of August 22, 1997 between the Company and David Freund, incorporated by reference to Exhibit 10.6 of the S-3/A.

4.14
Certificate of Designations, Rights and Preferences of the Series 1998-A Convertible Preferred Stock, incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, dated January 26, 1998.

4.15
Warrant dated as January 26, 1998 issued to Biscount Overseas Limited, incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-3 dated February 26, 1998 (Registration No. 333-46961) (the “1998 S-3”)

4.16	Amended Certificate of Designations, Rights and Preferences of the Series 1998-A Convertible Preferred Stock, incorporated by reference to Exhibit 4.14 of the 1998 10-QSB

4.17	Certificate of Designations, Rights and Preferences of the Series 1998-B Convertible Preferred Stock, incorporated by reference to Exhibit 4.16 of the 1998 10-QSB

4.18
Securities Purchase Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, dated January 26, 1998 (the “January 8-K”)

4.19	Registration Rights Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.2 of the Company’s January 8-K

Exhibit No.	Description
4.20	Placement Agent Agreement dated as of January 26, 1998 between the Company and Aryeh Trading, Inc. incorporated by reference to Exhibit 10.3 of the January 8-K

4.21
Amendment to Securities Purchase Agreement dated as of January 26, 1998, dated as of July 30, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 4.22 of the Company’s Registration Statement on Form SB-2 dated September 2, 1998 (Registration No. 333-62787) (the “September SB-2”)

4.22
Amendment to Registration Rights Agreement dated as of January 26, 1998, dated as of July 30, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 4.23 of the September SB-2

4.23	Placement Agent Agreement dated as of July 30, 1998 between the Company and Aryeh Trading Inc., incorporated by reference to Exhibit 4.24 of the September SB-2
4.24	Letter Agreement dated December 11, 1998, between the Company and Biscount Overseas Limited regarding Series 1998-B Convertible Preferred Stock.

4.25	Letter Agreement dated April 23, 1999, between the Company and Biscount Overseas Limited regarding Series 1998-B Convertible Preferred Stock

4.26 4.27*	Loan agreement with Helenka Bodner, dated December 6, 1999 Form of Securities Purchase Agreement for sale of 9% Convertible Debentures commencing January 2005.

5.1*	Legal Opinion, Krieger & Prager, LLP

10.1
Consulting Agreement, dated May 20, 1996, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 1996 (the “1996 10-KSB”). #

10.2	Employment Agreement, dated August 9, 1994, between the Company and David Barnes, incorporated by reference to Exhibit 10.3 to the 1996 10-KSB. #

10.3	1992 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Form S-1. #

10.4	1994 Stock Option Plan, incorporated by reference to Exhibit A of the Proxy Statement for the Company’s 1994 Annual Meeting. #

10.5	Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.14 of the Form S-1.

10.6	Lease Agreement for additional premises between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.14 of the Form S-1.

10.7	Amendment, dated June 14, 1996, to Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.10 to the 1996 10-KSB.

Exhibit No.	Description
10.8	License Agreement, dated March 22, 1994, between the Company and Orgenics, Ltd., incorporated by reference to Exhibit 10.7 of the 1993 10-KSB.

10.9
License Agreement between Saliva Diagnostic Systems, Inc. and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994 (the “1994 10-KSB”)

10.10	Consulting Agreement, dated December 5, 1997, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.16 of the 1997 10-KSB

10.11
Sub-License Agreement by and among Saliva Diagnostic Systems, Pte. Ltd., Saliva Diagnostic Systems, Inc., Fremont Novo Sciences, L.L.C. and the Company dated February 21, 1995, incorporated by reference to Exhibit 10.17 of the 1997 10-KSB

10.12	Amendment to Sub-License Agreement, dated March 8, 1995, incorporated by reference to Exhibit 10.18 of the 1997 10-KSB

10.13	Agreement between Unilever PLC and the Company dated December 15, 1997, incorporated by reference to Exhibit 10.19 of the 1997 10-KSB

10.14	Distribution Agreement between Cadila Healthcare, Ltd. and the Company, dated January 18, 1999

10.15	Employment Agreement dated March 25, 2005 between the Company and Steve Peltzman

10.16	Distribution Agreement between Memorand Management (1998) Ltd. and the Company, dated July 8, 2004

10.17	Distribution Agreement between Ozonebio and the Company, dated August 15, 2004

10.18	Employment Agreement dated May 2, 2005 between the Company and D. Bruce Pattison

11.5	Earnings Per Share

21	List of Subsidiaries, incorporated by reference to Exhibit 21.1 of the Form S-1

23.1*	Consent of Independent Accountants

24	Powers of Attorney (included on the signature pages to this Registration Statement)

*	Filed herewith
#	Denotes officer/director compensation plan or arrangement.